              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

                           REGISTRATION NO. 333-48500
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                 Amendment No. 5

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           Adar Alternative Two, Inc.
             (Exact name of registrant as specified in its charter)

----------------------------- ------------------------ -------------------------
           Florida                      6770                  59-3651750

----------------------------- ------------------------ -------------------------

State or other jurisdiction      PRIMARY STANDARD           I.R.S. Employer
  of incorporation or        INDUSTRIAL CLASSIFICATION     Identification No.
     organization                 CODE NUMBER
----------------------------- ------------------------ -------------------------

                                 10 Troon Place
                               Mashpee, MA 02649
                             Telephone: 508.447.5000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

     If this Form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(d)
under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

     If the  securities  being  registered  on this  Form are to be  offered  in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box. *[ ]
------------------------
 CALCULATION OF REGISTRATION FEE

Title of each                    Proposed          Proposed
 class of          Amount        maximum           maximum          Amount of
securities         to be      offering price       aggregate       registration
   to be         registered      per unit        offering price        fee
registered

Common           5,000,000          $0                $0              $100
Stock, par
Value - no

(1) Represents an estimate of the maximum number of shares of common stock of
Registrant which may be issued to former holders of shares of common stock of
Competitive Companies pursuant to the merger described herein.
(2) The registration fee has been calculated pursuant to Rule 457(f )(2) based upon the par value of shares of Adar Alternative Two and under the previous minimum filing fee.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a)
MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS/CONSENT SOLICITATION

                           Adar Alternative Two, Inc.
                        5,000,000 shares of common stock

Adar Alternative Two, Inc., a Florida corporation, to be referred to as Adar
Alternative Two in this prospectus/consent solicitation, and Xfone, Inc., a
Nevada corporation, to be referred to as Xfone in this prospectus/consent solicitation, have entered into a merger agreement. Adar Alternative Two is a private company with no assets or operations originally formed to acquire a company such as Xfone.

Structuring the transaction as a reverse merger allows Adar Alternative Two to register shares to be issued in the merger to shareholders of Xfone under the
1933 Act on Form S-4. This registration statement serves the following purposes:

o        It makes the surviving company an SEC reporting company, a prerequisite to having its securities qualified for quotation on the over the counter bulletin board.
o        It facilitates the ability of non-insider shareholders of Xfone who currently hold restricted securities to resell their securities because after the merger closes they will own registered securities that are not subject to the resale restrictions of Rule 144

There is no current market for the securities of Adar Alternative Two or Xfone.

Xfone has agreed to pay a merger fee to Adar Alternative Two which will be used to pay for directors fees payable by Adar Alternative Two to Mr. Sidney Golub for his services as director, signing this registration statement and assuming related liabilities and responsibilities imposed upon him under federal securities laws, in the amount of $67,500 plus 2% of the issued and outstanding shares following the closing of the merger. It will also be used by Adar
Alternative Two to pay for legal fees payable to Williams Law Group, P.A. for the preparation of this registration statement. This legal fee is $67,500 plus
2% of the issued and outstanding shares following the merger. Accordingly, upon this registration statement being declared effective but prior to the closing of the merger, Xfone will issue 100,000 shares each to Mr. Golub and Williams Law
Group. Simultaneously, all shares of Adar Alternative Two currently owned by Mr.
Golub and Williams Law Group will be redeemed by Adar Alternative Two for an aggregate of $79.

Stockholders of Xfone who do not vote for the merger have dissenters' rights under Nevada law. These rights are described in detail beginning on page 18.

The merger presents risks. You should review Risk Factors beginning on page 6.

As provided in Nevada law, this prospectus/consent solicitation is being used to solicit written consents for the merger in lieu of a formal stockholders meeting, which will not be held.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Adar Alternative Two common stock to be issued in the merger or if this prospectus/consent solicitation is truthful or complete. Any representation to the contrary is a criminal offense.

The prospectus/consent solicitation is being sent to Xfone stockholders on ____,
2001.

                        SOLICITATION OF WRITTEN CONSENTS

NOTICE IS HEREBY GIVEN to stockholders of Xfone, Inc. that in accordance with the provisions of Nevada law, Xfone stockholders are asked to consider and give their stockholders written consent to a proposal to approve:

o        The merger agreement and plan of  reorganization dated as of October 1,
         2000 between Xfone, a Nevada corporation, and Adar Alternative Two,
         Inc., a Florida corporation

o        The articles of merger which will be filed with the offices of the secretary of state of the state of Nevada.

In the materials accompanying this notice, Xfone stockholders will find a prospectus relating to the merger proposal and a form of written consent. The prospectus more fully describes the proposal and includes information about Adar
Alternative Two and Xfone. Xfone strongly urges its stockholders to read and consider carefully this document in its entirety.

Xfone's board of directors has determined that the merger is fair to Xfone stockholders and in Xfone stockholders best interests. Accordingly, the board of directors of Xfone has unanimously approved the merger agreement and the board unanimously recommends that Xfone stockholders consent to the transaction.

Xfone, Inc.

Abraham Keinan
Chairman and CEO

                                 WRITTEN CONSENT

If Xfone stockholders want to give their consent and vote FOR the merger, please sign below and return to:

Abraham Keinan, Chairman and CEO
Xfone, Inc.
% Swiftnet Ltd.
Britannia House
960 High Road
London N12 9RY
United Kingdom
Telephone:  011.44.2084469494

Stockholder#1 Signature________________________________________________

Print or Type Name_____________________________________________________

Stockholder#2 Signature________________________________________________

Print or Type Name_____________________________________________________

Number of Shares_______________________________________________________

All consents must be received no later than 60 days from the date this prospectus is sent to stockholders. Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than 2,400,000 shares of Xfone's issued and outstanding common stock, which is 50% of all issued and outstanding common stock of Xfone.

If Xfone stockholders do not wish to give their consent to vote for the merger, they may do nothing.

Remember, however, that Xfone stockholders must comply with the appropriate provisions of Nevada law to exercise dissenters rights. These rights are summarized in the prospectus. The relevant Xfone statute is attached as an appendix to the prospectus.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The Parties to the Merger
-------------------------

Adar Alternative Two, Inc.
10 Troon Place
Mashpee, MA 02649
Telephone:  508.447.5000

o        Adar Alternative Two is a private company with no assets or operations originally formed to acquire a private company such as Xfone.

Xfone, Inc.
% Swiftnet Ltd.
Britannia House
960 High Road
London N12 9RY
United Kingdom
Telephone:  011.44.2084469494

o        Xfone was incorporated in Nevada in 2000. Xfone, through its wholly owned subsidiary Swiftnet, Ltd. is a provider of long distance voice and data telecommunications services primarily in the United Kingdom.
         Xfone uses the network switching and transport facilities of Tier I and
         Tier II long distance providers such as MCI/WorldCom to provide a broad array of telephone, fax and e-mail methods of communication marketed through traditional means by Swiftnet and through Xfone on the internet.

Merger Matters
--------------

Xfone is soliciting written consents for the merger with this prospectus/consent solicitation.

Each outstanding share of Xfone common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar
Alternative Two common stock. When the merger closes, Adar Alternative Two will change its name to Xfone and will be the surviving company.

The following table contains comparative share information for stockholders of
Xfone and Adar Alternative Two immediately after the closing of the merger.

              The former stockholders  The current stockholder  Total
              of Xfone                 of Adar Alternative Two
------------- ------------------------ ------------------------ ----------------
Number        4,800,000                200,000                  5,000,000
------------- ------------------------ ------------------------ ----------------
Percentage    96                       4                        100%
------------- ------------------------ ------------------------ ----------------

o        The boards of directors of Adar Alternative Two. and Xfone recommend approving the merger.

o        The boards of directors of Adar Alternative Two and Xfone each believe that the merger is fair and in the best interest of their shareholders.

o        The board of directors of Xfone has not obtained an opinion from an independent advisor that the Adar Alternative Two's shares to be receive by Xfone stockholders is fair from a financial point of view to
         Xfone stockholders.

o        Until either the merger agreement is terminated or the merger closed, both parties have agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, their business or the shares of their capital stock.

Selected Historical Financial Information
-----------------------------------------

The following selected historical financial information of Xfone and Adar
Alternative Two has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/consent solicitation.

Xfone, Inc.
-----------

                                                       December 31 (£)
                                                 2000            1999           1998
                                               Audited         Audited        Audited

REVENUES                                     1,354,746         758,846         652,964

OPERATING PROFIT(LOSS)                          97,687          49,469           2,669

NET INCOME(LOSS)                                69,559          39,159          (1,282)

BASIC NET INCOME(LOSS) PER SHARE                  0.02            0.01            0.00

TOTAL ASSETS                                   968,544         470,250         348,993

LONG-TERM DEBT                                  40,676          22,981             317

Adar Alternative Two, Inc
-------------------------

------------------------------------ ---------------------------------- ---------------------------------
                                        December 31, 2000                Period ended December 31, 1999
------------------------------------ ---------------------------------- ---------------------------------
------------------------------------ ---------------------------------- ---------------------------------
Total assets                                                        $0                                $0
------------------------------------ ---------------------------------- ---------------------------------
------------------------------------ ---------------------------------- ---------------------------------
Total liabilities                                                  750                                 0
------------------------------------ ---------------------------------- ---------------------------------
------------------------------------ ---------------------------------- ---------------------------------
Equity                                                            (750)                                0
------------------------------------ ---------------------------------- ---------------------------------
------------------------------------ ---------------------------------- ---------------------------------
Income                                                          95,000                                 0
------------------------------------ ---------------------------------- ---------------------------------
------------------------------------ ---------------------------------- ---------------------------------
Expenses                                                        99,750                             3,079
------------------------------------ ---------------------------------- ---------------------------------
------------------------------------ ---------------------------------- ---------------------------------
Net loss                                                        (4,750)                           (3,079)
------------------------------------ ---------------------------------- ---------------------------------
------------------------------------ ---------------------------------- ---------------------------------
Net loss per share                                                   0                                 0
------------------------------------ ---------------------------------- ---------------------------------

                                  RISK FACTORS

Xfone
-----

Xfone's operations would be interrupted if its agreement with MCI Worldcom to provide it with telephone routing and switching services is terminated or if MCI
Worldcom does not perform under its agreement, which would lead to reduced revenues, hurting Xfone's operating results.

Xfone is dependent on a contract with MCI Worldcom to provide it with telephone routing and switching services. Although Xfone does have back-up suppliers for
MCI Worldcom, should its agreement with MCI Worldcom be terminated or should MCI
Worldcom not perform under the agreement, Xfone's business could be hurt and
Xfone may not be able to provide an acceptable level of service for customers using its various telephone, fax and e-mail methods of communication. In addition, its costs could significantly increase.

The MCI Worldcom contract may be terminated immediately for a material breach and with thirty days notice otherwise.

Xfone's ability to increase revenues will depend in part on successful development of its international operations.
--------------------------------------------------------------------------------

Development of international operations will require significant management attention and financial resources and may not produce desired levels of revenue.
Xfone's international business will be subject to inherent risks which could harm its business, including:

o        Difficulties in managing operations across disparate geographic areas

o        Fluctuations in local economic, market and political conditions

o        Currency exchange rate fluctuations

These issues and their related costs could reduce its revenues.

Xfone must retain and recruit key personnel. If it doesn't, its revenues may be reduced if it cannot recruit or lose these key employees.

Xfone's business is dependent on the services of Abraham Keinan, Chairman and
CEO; Guy Nissenson, President and Bosmat Houston, manager of research and development. There is no employment contract with Mr. Keinan. The loss of any of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business. Xfone maintains no key man insurance.

Xfone's success depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and Xfone may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

Xfone's management has significant control over stockholder matters, which may impact the ability of minority stockholders to influence Xfone's activities.

Xfone's officers and directors and their families control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 87% of its outstanding common stock. This consolidation of voting power could have the effect of delaying, deterring or preventing a change in control of Xfone that might be beneficial to other stockholders.

Shareholders of the surviving company after the merger may not be able to sell their securities for a price they want if stockholders of the surviving company sell a large number of their shares.

After the merger, approximately 133 non-insider stockholders will own an aggregate of 846,539 non-restricted shares of the total 5,000,000 shares outstanding. There will be no restrictions on resale of these shares after the merger. The remaining shares may be sold, subject to resale restrictions imposed under Rule 144 or 145. A sale of shares, whether under Rule 144 or 145 or otherwise, may have a depressing effect upon the price of the surviving company's common stock in any market that might develop after the merger.

Rules 144 and 145generally provides that a person owning shares subject to the
Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period, provided it is current in its reporting obligations under the 1934 Act and subject to certain manner of resale provisions, an amount of restricted securities which does not exceed 1% of a company's outstanding common stock.

                               MERGER TRANSACTION

Stockholders of Xfone should be aware that:

o        There will be no stockholders' meeting. Instead, as provided under the laws of Nevada, the merger will be voted upon by shareholders of Xfone giving or withholding their written consent to the transaction.

o        This prospectus/consent solicitation will be used to solicit written consents of Xfone stockholders.  As such, it will meet the requirements of Nevada law concerning information that must be sent to Xfone's stockholders who have a right to vote on the merger.

        o All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to stockholders.  They should be sent to the address set forth in the form of written consent set forth on page 3.

        o Written consents may be revoked at any time during prior to the expiration of this 60 day period.  However, they are not revocable after written consents have been received from common stockholders owning more than 4,800,000 of Xfone's issued and outstanding common stock, which is 50% of all issued and outstanding common stock of
          Xfone.

        o Shareholders wishing to obtain information about the number of written consents received at any time may do so by calling or writing Mr.
          Abraham Keinan at the telephone number or address listed in the summary section above.

        o There are 4,800,000 of Xfone common stock outstanding as of the date this prospectus/consent solicitation is being sent to its
          stockholders.  Each of its stockholders is entitled to one vote for each share of common stock held.

        o A majority vote of the common stockholders is required to approve the merger.  If the majority doesn't give its consent, the merger will not close.

        o Written consents will be counted by the board of Xfone.  If a Xfone shareholder does not return a written consent, the shareholder's shares will not count as a vote or be used in determining whether consents from Xfone stockholders owning the more than 50% of its issued and outstanding common stock necessary to approve the merger have been received.

o        Dissenters' rights of appraisal exist and are more fully described on page 17.

o        There is no material interest, direct or indirect, by security holdings or otherwise, of affiliates of Xfone in the proposed merger.

o        The boards of directors of Adar Alternative Two and Xfone recommend approving the merger.

o        The boards of directors of Adar Alternative Two and Xfone each believe that the merger is fair and in the best interest of their stockholders.

o        The board of directors of Xfone has not obtained an opinion from an independent advisor that the Adar Alternative Two shares to be received by Xfone stockholders is fair from a financial point of view to Xfone stockholders.

Merger Agreement
----------------

The merger agreement provides each outstanding share of Xfone common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative Two common stock. The following table contains comparative share information for stockholders of Xfone and Adar
Alternative Two immediately after the closing of the merger.

              The former stockholders  The current stockholder  Total
              of Xfone                 of Adar Alternative Two
------------- ------------------------ ------------------------ ----------------
Number        4,800,000                200,000                  5,000,000
------------- ------------------------ ------------------------ ----------------
Percentage    96                       4                        100%
------------- ------------------------ ------------------------ ----------------

Xfone has agreed to pay a merger fee to Adar Alternative Two which will be used to pay for directors fees payable by Adar Alternative Two to Mr. Sidney Golub for his services as director, signing this registration statement and assuming related liabilities and responsibilities imposed upon him under federal securities laws, in the amount of $67,500 plus 2% of the issued and outstanding shares following the closing of the merger. It will also be used by Adar
Alternative Two to pay for legal fees payable to Williams Law Group, P.A. for the preparation of this registration statement. This legal fee is $67,500 plus
2% of the issued and outstanding shares following the merger. Accordingly, upon this registration statement being declared effective but prior to the closing of the merger, Xfone will issue 100,000 shares each to Mr. Golub and Williams Law
Group. Simultaneously, all shares of Adar Alternative Two currently owned by Mr.
Golub and Williams Law Group will be redeemed by Adar Alternative Two for an aggregate of $79. These shares were orginally issued to Mr. Golub and Williams
Law Group for a total aggregate capital contribution of $79 by both parties collectively.

Election of Officers and Directors

The agreement provides that at the closing of the merger, Adar Alternative Two will elect new officers and a new board of directors to consist of the current officers and current directors of Xfone.

Reincorporation

Prior to the merger, Adar Alternative Two will change its state of incorporation, articles and bylaws to be the same as those of Xfone.

Options

The merger agreement provides that at the closing of the merger, Adar
Alternative Two will agree to issue an option having the same terms and conditions as the following option that exists with respect to Swiftnet:
Campbeltown Business Ltd., a shareholder of Xfone, has the option from Xfone and
Mr. Keinan to purchase 500,000 additional shares of Xfone for the amount of
200,000 USD. Mr. Keinan has the right to designate whether the shares must be purchased from him or from Xfone. This option will expire on Dec 31, 2005. Mr.
Guy Nissenson, an officer of Xfone, is a stockholder in Campbeltown.

Conditions to Closing

o        The merger will not be closed unless the following conditions are met or waived:

o        No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company

o        This registration statement is effective under the Securities Act.

o        The merger qualifies as a tax-free reorganization under Section 368 of the code.

o        No litigation seeking to enjoin the merger or to obtain damages is be pending or threatened.

Termination

o        The merger agreement may be terminated as follows:

        o If the closing has not occurred by any date as mutually agreed upon by the parties, any of the parties may terminate at any time after that date by giving written notice of termination to the other parties.  No party may terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

o        Prior to the mutually agreed closing date, either party may terminate

                o Following the insolvency or bankruptcy of the other.
                o If any one or more of the conditions to closing is not capable of fulfillment.

As Adar Alternative Two goes through the due diligence and filing process, facts and circumstances not known to it when it started the process leading to closing the merger may come to light that make proceeding with the transaction inadvisable in the opinion of Adar Alternative Two. If this occurs or if Xfone cancels the agreement after paying the first installment of the merger fee, all fees previously received by Adar Alternative Two will be retained.

Exclusivity

Until either the merger agreement is terminated or the merger closed, Xfone has agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of Xfone or the shares of capital stock of Xfone.

Similarly, until either the merger agreement is terminated or the merger closed,
Adar Alternative Two has agreed not to make any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company.

Other Matters

The agreement provides that none of the shares of Adar Alternative Two common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Adar Alternative Two will be outstanding capital stock of Adar Alternative Two after the closing of the merger.

The agreement provides that the merger will be consummated promptly after this prospectus/consent solicitation is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger.
The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of
Nevada. Thereafter, Xfone will cease to exist and Adar Alternative Two will be the surviving company in the merger.

The merger agreement is filed as an exhibit to and is incorporated by reference into this registration statement.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

All of Adar Alternative Two's shares are held by its officer and its law firm. A majority vote of the issued and outstanding shares is required to approve the merger. The stockholders owning all of Adar Alternative Two's common stock have executed a written consent voting to approve the merger. No further consent of the stockholder of Adar Alternative Two is necessary to approve the merger under the laws of the state of Florida.

Approximately 87% of Xfone's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from stockholders owning more than 50% of the stock of Xfone, stockholders who did not consent to the merger will, by otherwise complying with Xfone corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus/consent solicitation. Based upon the ownership of more than 50% of
Xfone common stock by officers, directors and affiliates, it appears that a favorable vote is assured. However, none of these individuals or entities has given any consent to the transaction that would meet the requirements of
Nevada's laws and they do not intend to do so until after this registration statement has been declared effective. However, if they do so, no further written consents of non-management stockholders will be necessary to approve the merger.

Bulletin board quotation
------------------------

There is no current market for the securities of Adar Alternative Two or Xfone.
It is anticipated that a request will be made by an NASD market maker to have the securities of the surviving company qualified for quotation on the over the counter bulletin board following the closing of the merger and issuance of securities under this registration statement. Shareholders of Xfone should be aware, however, that a trading market may never develop, or if developed may not continue.

At all times after this registration statement is declared effective, the surviving company must remain current in its continuing reporting requirements under the 1934 Act in order not to lose the qualification to have its securities quoted. Further, the surviving company must become a mandatory reporting company in years subsequent to the year this registration statement becomes effective in order not to lose the qualification to have its securities quoted. It intends to do so by filing a companion registration statement on Form 8-A.

Bulletin board vs. Nasdaq
-------------------------

The bulletin board operates under different rules and in a manner different and generally less efficient and effective than Nasdaq which means that stockholders of Xfone may have greater difficulty in selling their shares when they want and for the price they want after the merger.

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board. The SEC's order handling rules, which apply to Nasdaq-listed securities don't apply to securities quoted on the bulletin board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. For bulletin board securities, there only has to be one market maker. Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the bulletin board service.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Penny stock rules
-----------------

It will be more difficult for shareholders of the surviving company to sell their shares if its stock trades on the bulletin board after the merger and is subject to penny stock rules. Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the
SEC. These requirements may have the effect of reducing the level of trading activity in Xfone's stock after the merger if trading commences.

Penny stocks generally are equity securities with a price of less than $5.00.
The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Shares available for resale
---------------------------

A sale of shares by Xfone security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger closes.

o        After the merger, 133 shareholders will own an aggregate of 846,539 non-restricted shares. These non-insiders are not subject to the restrictions of Rule 144, and all of these non-insider shares may be sold immediately.

o        After the merger, 3 of Xfone's principal executive officers and other insiders will own an aggregate of 4,353,461 restricted shares. These shares may only be sold in compliance with Rule 144, except that there is no one year holding period because these shares are being issued under this registration statement.

Rule 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period -provided Xfone is current in its reporting obligations under the Exchange Act - subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale.

Contacts between the Parties
----------------------------

In April, 1999, Mr. Sid Golub, currently president and director of Adar
Alternative Two, retained Williams Law Group, P.A. to form an acquisition corporation to secure an operating company to acquire.

In July 1999, Mr. Guy Nissenson, marketing director of Swiftnet contacted Mr.
Golub by telephone. Mr. Nissenson located Mr. Golub through the Adar Group
Website.

Mr. Nissenson visited Mr. Williams and Mr. Golub in Tampa in April 2000. Mr.
Nissenson indicated that the company that would become Xfone wanted to go public through a reverse merger and was looking for a suitable shell company.  It had the following business objectives it hoped to accomplish through this process:

o        To satisfy the prerequisites for having its securities qualified for quotation on the over the counter bulletin board.

o        To facilitate resale of securities by its future non-insider shareholders.

o        To eliminate inequality among future non-insider shareholders of Xfone with respect to the restrictions on resale to which they would have been subject if they didn't receive registered shares in this transaction.

Mr. Williams told Mr. Nissenson that his law firm, Williams Law Group, represented Mr. Golub and on his behalf had formed shell companies that could meet Xfone's business objectives. These objectives would be met by having one of these shell companies prepare, file and clear with the SEC a registration statement under the 1933 Act. Because the transaction structure involved a reverse merger, the shell company would make this filing utilizing 1933 Act Form
S-4 to meet Xfone's objectives. He indicated that his firm would represent the shell company and not Xfone in the transaction.

Reasons for Recommending Approval of the Merger
------------------------------------------------

Both the board of directors of Adar Alternative Two and Xfone have recommended approving the merger. Neither of the boards of directors of Adar Alternative Two or Xfone requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Adar Alternative Two and its shareholders or Xfone and its shareholders.

In considering the merger, the Adar Alternative Two board took note of the fact that Xfone met its acquisition candidate profile in that it was a private company that had already determined to go public through merger with a shell when it first contacted Adar Alternative Two. In addition, the board noted Xfone could produce audited financial statements and other information necessary for the filing of this registration statement and had agreed to reimburse Adar
Alternative Two for legal fees it had agreed to pay in connection with the preparation of this registration statement. Accordingly, the Adar Alternative
Two board determined that the merger proposal was fair to, and in the best interests of, Adar Alternative Two and the Adar Alternative Two's shareholders.
Mr. Golub is the officer and director of Adar Alternative Two and both he and
Williams Law Group have an interest in the merger as described below.

The Xfone board recommended approving the merger because it is part of a transaction structure that would meet Xfone's business objectives in the transaction described above. This transaction meets these objectives in that:

o        The filing of a registration statement under the 1933 Act is necessary to meet all of its business objectives.  Structuring the transaction as a reverse merger allows Adar Alternative Two to register shares to be issued to shareholders of Xfone under the 1933 Act on Form S-4.

o        This registration statement makes the surviving company an SEC reporting company, a prerequisite to having its securities qualified for quotation on the over the counter bulletin board.

o        It also facilitates the ability of non-insider shareholders of Xfone who currently hold unregistered, restricted securities to resell their securities because after the merger closes they will own registered securities that are no longer subject to the resale restrictions of
         Rule 144.

o        This allows all these non-insider shareholders currently holding unregistered, restricted securities to be able to resell their shares without having to bear the cost and administrative burden imposed by the resale restrictions of Rule 144 if they continued to hold unregistered, restricted securities.

Xfone selected Williams Law Group to be the firm to prepare the required 1933
Act filing. As the firm represented Mr. Golub and Adar Alternative Two, the firm could only be involved if the transaction were structured as a reverse merger and the issuance of shares under a registration statement filed on Form S-4.

Accordingly, the board concluded the transaction was fair and in the best interests of Xfone's shareholders in that:

o        The merger allowed Adar Alternative Two to file a 1933 Act registration statement on Form S-4.
o        A 1933 Act filing was required to meet Xfone's business objectives in the transaction.
o        Williams Law Group would prepare the registration statement.

Therefore, the board recommended Xfone's shareholders approve the merger.

Interests of Certain Persons in the Merger
------------------------------------------

Upon the closing of the merger, the current directors and executive officers of
Xfone will become the directors and executive officers of the surviving company.

Xfone has agreed to pay a merger fee to Adar Alternative Two which will be used to pay for directors fees payable by Adar Alternative Two to Mr. Sidney Golub for his services as director, signing this registration statement and assuming related liabilities and responsibilities imposed upon him under federal securities laws, in the amount of $67,500 plus 2% of the issued and outstanding shares following the closing of the merger. It will also be used by Adar
Alternative Two to pay for legal fees payable to Williams Law Group, P.A. for the preparation of this registration statement. This legal fee is $67,500 plus
2% of the issued and outstanding shares following the merger. Accordingly, upon this registration statement being declared effective but prior to the closing of the merger, Xfone will issue 100,000 shares each to Mr. Golub and Williams Law
Group. Simultaneously, all shares of Adar Alternative Two currently owned by Mr.
Golub and Williams Law Group will be redeemed by Adar Alternative Two for an aggregate of $79.

Material Federal Income Tax Consequences
----------------------------------------

This discussion summarizes the tax opinion given by Williams Law Group, P.A., counsel to Adar Alternative Two, that the merger will constitute a tax-free reorganization under the section of the internal revenue code dealing with the tax consequences of mergers and reorganizations.

This opinion is based on existing provisions of the Internal Revenue Code of
1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change in these laws, rules and regulations, which may or may not be retroactive, could alter the tax consequences to the Xfone stockholders as set forth in the opinion.

Williams Law Group has addressed this opinion to most of the typical common stockholders Xfone. However, some special categories of stockholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o        Dealers in securities
o        Banks
o        Insurance companies
o        Foreign persons
o        Tax-exempt entities
o        Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
o        Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

It does not address the tax consequences of the merger under foreign, state or local tax laws.

Williams Law Group strongly urges Xfone stockholders to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Adar Alternative Two nor Xfone has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under applicable law, result:

o        No gain or loss will be recognized for federal income tax purposes by the holders of Xfone common stock upon the receipt of Adar Alternative
         Two  common stock solely in exchange for Xfone common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

o        The aggregate tax basis of the Adar Alternative Two common stock received by Xfone stockholders in the merger will be the same as the aggregate tax basis of the Xfone common stock surrendered in merger.

o        The holding period of the Adar Alternative Two  common stock received by each Xfone shareholder in the merger will include the period for which the Xfone common stock surrendered in merger was considered to be held, provided that the Xfone common stock so surrendered is held as a capital asset at the closing of the merger.

o        A holder of Xfone common stock who exercises dissenters' rights for the
         Xfone common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section
         356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

o        Neither Adar Alternative Two  nor Xfone will recognize gain solely as a result of the merger.

o        There is a continuity of interest for IRS purposes with respect to the business of Xfone. This opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

        o  Xfone would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

                o  the sum of the fair market value, as of the closing of the merger, of the Adar Alternative Two  common stock issued in the merger plus the amount of the liabilities of Xfone
                   assumed by Adar Alternative Two

                        and

                o  Xfone's basis in the assets

        o  Xfone stockholders would recognize gain or loss with respect to each share of Xfone common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Adar Alternative Two common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the Adar Alternative Two common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Adar
Alternative Two common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the
Xfone common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Xfone stockholders were treated as receiving, directly or indirectly, consideration other than Adar Alternative Two common stock in merger for Xfone's shareholder's common stock, gain or loss would have to be recognized.

This discussion does not address the tax consequences of the merger to holders of Xfone options, who, as a result of the merger, will receive Adar Alternative
Two options. Holders of the securities should consult their tax advisors with respect to the tax consequences.

Dissenters' Rights
------------------

Dissenters' rights are governed by the laws of the state in which a company is incorporated, not by the states in which its shareholders are located.

Adar Alternative Two

As shareholders of Adar Alternative Two have already approved the merger, they no longer have dissenters' rights. Accordingly, there is no discussion of dissenters' rights under Florida law in this prospectus/consent solicitation.

Xfone

The following summary of dissenters' rights under Nevada law is qualified in its entirety by reference to section 92, Nevada Statutes, but includes all material aspects of that section. Adar Alternative Two has filed copies of these statutes as an appendix to the registration statement.

Xfone stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in sections 92a.300 through
92a.500 of the Nevada law. The dissenters' rights will be available only to stockholders of Xfone who refrain from voting in favor of the merger.

Voting against the merger will not constitute notifying Xfone of the intention to demand payment if the merger is closed.

A stockholder must exercise dissenters' rights for all of the shares that he or she owns.

Since the vote to authorize the merger will take place by written consent, Xfone will be required to notify by mail those stockholders who, by virtue of having refrained from voting in favor of the merger, are entitled to payment for their shares. Dissenters notices must be sent no later than ten days after consummation of the merger. The notice must

o        State where demand for payment must be sent
o        State when certificates must be deposited
o        State the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made
o        Supply a form on which to demand payment
o        Set a date by which demand must be received
o        Include a copy of the relevant portions of the Nevada law

Unless a stockholder acquired his or her shares after Xfone sends the dissenters notices, Xfone must calculate the fair market value of the shares plus interest, and within 30 days of the date Xfone receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Xfone. If Xfone does not pay within 30 days, a stockholder may enforce in court Xfone's obligation to pay. The payment must be accompanied by

o        Xfone's interim balance sheet,
o        A statement of the fair market value of the shares,
o        An explanation of how the interest was calculated,
o        A statement of dissenters' right to demand payment, and
o        A copy of the relevant portions of the Nevada Law.

Within 30 days of when Xfone pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge Xfone's calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If Xfone and the stockholder are not able to settle on an amount, Xfone may petition a court within 60 days of making payment to the dissenting stockholder. If Xfone does not either settle with the stockholder or petition a court for a determination within 60 days, Xfone is obligated to pay the stockholder the amount demanded that exceeds Xfone's calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

Accounting Treatment
--------------------

For accounting purposes, the merger will be treated as a reverse merger/acquisition and reorganization by Xfone.

Merger Procedures
-----------------

Unless otherwise designated by a Xfone shareholder on the transmittal letter, certificates representing shares of Adar Alternative Two common stock issued to
Xfone stockholders will be issued and delivered to the tendering Xfone shareholder at the address on record with Xfone . In the event of a transfer of ownership of shares of Xfone common stock represented by certificates that are not registered in the transfer records of Xfone , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid.
If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

        o  An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.
        o  The bond, security or indemnity as the surviving company and the transfer agent may reasonably require.
        o  Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
        o  Certificates have been converted.

Neither Adar Alternative Two, Xfone, or the transfer agent is liable to a holder of Xfone's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Xfone's stockholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Xfone common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Adar
Alternative Two common stock to which the holders are entitled.

        XFONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview.

Xfone Inc is a holding company that fully owns Swiftnet ltd, a U.K. based telecommunication service provider and international licensed telecommunication carrier. As of May 1, 2001, Swiftnet Ltd is and has been the only source of income of Xfone Inc.

Swiftnet sells and develop telecommunication services, including telephony, fax messages, calling cards, internet driven applications and telex for commercial and residential use mainly in the United Kingdom and Europe.
In addition Swiftnet provides services and telecom solutions to resellers and partners worldwide.

On October 4, 2000 Xfone acquired Swiftnet with a business plan to position itself as a home for comprehensive telecommunication services and products by integrating new and old products, services and ideas in one website. Swiftnet was incorporated in 1991 under the laws of the United Kingdom, until 1999 main revenues for Swiftnet were derived from messaging and fax broadcast services, during the year 2000 Swiftnet shifted the focus to telephony voice services offering comprehensive support packages to resellers and new services.
Utilising automation and proprietary software packages Swiftnet strategy is to grow without the need of heavy investments and with lower expenses for operations and registration of new customers.

Financial Information - Percentage of Revenues

                             Year ended December 31

                                       2000              1999              1998

Revenues                              100.00            100.00            100.00

Cost of Revenues                      -64.90            -53.75            -53.60
                                      ------------------------------------------
Gross Profit                           31.10             46.25             46.34

Operating Expenses:

Research and Development               -2.15             -3.78             -4.09
Marketing and Selling                  -8.30             -7.86             -9.09
General and Administrative            -17.50            -28.09            -32.75
                                      ------------------------------------------
Total Operating Expenses              -27.90            -39.73            -45.93

Income before Taxes                     6.34              5.71            - 0.19

Net Income                              5.13              5.16            - 0.19

       Years ended December 31, 2000 and 1999

      Consolidated Statement of Operations

Revenues. Revenues for the year ended December 31, 2000 increased 79% to
 £1,354,746 ($2,022,009) from £758,846 ($1,132,606) for the same period in 1999. The increase in revenues is attributed mainly to growth in revenues generated from our voice telephony services.

Cost of Revenues. Cost of revenues consists primarily of traffic time purchased from telephone companies and other related charges. Cost of revenues increased 116% to £879,207 ($1,312,249) for the year ended December 31,
2000 from £407,904 ($608,812) for the year ended December 31,1999, representing 65% and 54% of the total revenues for the year ended December 31,
2000 and December 31, 1999, respectively. The increase in cost of revenues is attributable to the increase in revenues derived from our voice telephony services for which cost of revenues is higher than the cost incurred by the other services that we provide.

Gross Profit. Gross profit is total operating less cost of revenues. Gross profit excludes general corporate expenses, finance expenses and income tax. For the year ended December 31, 2000 and 1999, respectively, gross profit was
£475,539 ($709,760) and £350,942 ($523,794), which represent 36%
increase. The gross profit as percentage of revenues decreased to 35% for the year ended December 31,2000 from 46% for the year ended December 31, 1999. The decrease of the gross profit as percentage of revenues is attributed to the increase in revenues derived from voice telephony services, in which the gross profit margin is lower than the one derived from other services provided by us.

Research and Development. Research and development expenses were £29,124
($43,469) and £28,663 ($42,781) for the year ended December 31, 2000 and
1999, respectively. Representing 2% and 4% of revenues of the year ended
December 31, 2000 and 1999, respectively. The expenses consist of labor costs of the research and development manager and other related costs. Main developments relate to the upgrade of software for our telephone platforms, billing systems, messaging services and interconnections with the web site and resellers.

Marketing and Selling Expenses. Marketing and selling expenses increased to
£112,310 ($167,627) from £59,634 ($89,006) for the year ended
December 31, 2000 and 1999, respectively. Marketing and selling expenses as percentage of revenues were 8.3% and 7.8% for the year ended December 31, 2000 and 1999, respectively.

General and Administrative Expenses. General and administrative expenses slightly increased to £236,418 ($352,854) for the year ended December 31,
2000 from £213,176 ($318,173) for the year ended December 31,1999. As percentage of revenues General and administrative expenses decreased to 17.5%
for the year ended December 31, 2000 from 28% for the year ended December 31,
1999.

Financing Expenses. Financing expenses, net, increased to £12,016
($17,934) for the year ended December 31, 2000 from £6,576 ($9,815) for the year ended December 31, 1999.

Income Before Taxes. Income before taxes for the year ended December 31, 2000 increased by 98% to £85,898 ($128,215) from £43,350 ($64,701) for the year ended December 31, 1999. The increase of the Income before taxes is attributable primarily to the increase of 85% in our revenues. Income before taxes as percentage of revenues was 6.3% for the year ended December 31, 2000 and 5.7% for the year ended December 31, 1999. The increase in percentage of revenues is attributable to the increase of our revenues and the decrease in operating expenses as percentage of revenues.

Taxes on Income. UK companies are usually subject to income tax at the corporate rate of 20%. Taxes on income for the year ended December 31, 2000 amounted to £16,339 ($24,387) that represents 19% of the income before taxes as compared with £4,191 ($6,255) for the year ended December 31, 1999 that represents 9.7% of the income before taxes. The increase in the percentage of the taxes on income out of the income before taxes is attributable to carry forward losses used in December 1999.

Net Income. Net income for the year ended December 31, 2000 amounted to
£69,559 ($103,828) and represents 5.1% of the revenues, as compared with
£39,159 ($58,446), 5.1% of the revenues, for the year ended December 31,
1999. The increase in the net income is attributable to the 79% growth in our revenues and the lower increase of 25% in our operating expenses. This growth was partially offset by the higher taxes on income for the year 2000.

Post Merger Proforma Earning per share

The post merger proforma earning per share for the year ended December 31, 2000 was £0.014 ($0.021) for the 5,000,000 basic shares and £0.013
($0.019) for diluted shares including options to buy 500,000 shares.

Balance Sheet.

Current Assets. Current Assets amounted to £744,693 ($1,111,474) as of
December 31, 2000 as compared to £242,852 ($362,465) as of December 31,
1999. Increases are as a result of normal Company activities except as to an increase in prepayments and other receivables of which £120,340 ($179,6120)
was direct costs related to a contemplated public offering of Xfone's securities. Net Account receivables ammounted to £295,086 ($440,427) as of
December 31, 2001. Out of this amount the company already collected, in the first quarter ended 30 March 2001, circa £268,000 ($400,000).

Allowance to doubtful accounts. The allowance for doubtful accounts for the year ended December 31, 2000 amounted to £31,128($46,458) as compared with
£52,497 ($78,352) for the year ended December 31, 1999. The allowance was calculated based upon specific evaluation of the accounts. Management believes that the allowance went down as a result of a better customer base in the year
2000.

Loan to shareholder Loan to shareholder amounted to £216,133 ($322,586) as of December 31, 2000 as compared to £138,201 ($206,270) as of December 31,
1999. As of December 31, 2000 £79,354 ($118,438) of the loan is classified as current asset.

Fixed assets. Fixed assets after accumulated depreciation slightly decreased to
£87,072 ($129,958) as of December 31, 2000 as compared with £89,197
($133,130) as of December 31, 1999. Purchase of equipment during the year ended
December 31, 2000 amounted to £60,339 ($90,058) and depreciation for same period amounted to £29,024 ($43,319).

Current Liabilities. As of December 31, 2000 Current Liabilities increased by
£338,587 ($505,354) to £655,854 ($978,886) as compared with
£317,267 ($473,532) as of December 31, 1999. The increase is mainly attributable to an increase of £275,860 ($411,732) in trade payables that are as a result of the growth in the revenues of Xfone.

Years ended December 31, 1999 and 1998.

Statement of Operations.

Revenues. Revenues for year ended December 31, 1999 increased 16% to £758,846
($1,117,594) from £652,964 ($961,655) for the same period in 1998. The increase in revenues is attributed mainly to introducing telephone service to its messaging clients in the United Kingdom. The revenue split was 57% voice and
43% other.

Cost of Revenues. During the year ended December 31, 1999 cost of  revenues was
£407,904 ($603,698) increasing 10%, as compared to cost of revenues of
£350,372 ($515,046) for the year ended 1998. The growth in cost of revenues is attributed to equivalent growth in its revenues.

Gross Profits. For the year ended December 31, 1999 and 1998, respectively, gross profits were £350,942 ($519,349) and £302,592 ($444,810), which represents a 16% increase. The gross profit margins in 1999 was kept at the same level as 1998 despite market pressure to reduce the prices.

Research and Development Expenses. Research and development expenses were £28,663
($42,214) and £26,715 ($39,345) for the year ended December 31, 1999 and
1998, respectively. Research and development expenses as a percentage of revenue were 3.8% and 4.1% for the year ended December 31, 1999 and 1998, respectively.
Such expenses consist of associated labor mainly in house software development of value added services and are driven by customers requests.

Marketing and Selling Expenses. Marketing and Selling expenses slightly increased to £59,634 ($88,259) from £59,360 ($87,259) years ended
December 31, 1999 and 1998, respectively. Marketing and selling expenses as a percentage of revenues were 7.8% and 9% for the years ended December 31, 1999 and 1998, respectively. These expenses are attributed mainly to commission paid to agents selling its services and distribution costs.

General and Administrative Expenses. General and Administrative expenses slightly decreased to £213,176 ($313,956) from £213,848 ($314,946)
for the years ended December 31, 1999 and 1998, respectively and decreased to
28.1% of gross revenues, from 32.8% of gross revenues for years ended December
31, 1999 and 1998, respectively. The expenses have been kept almost at the same level as 1998 despite growth in the revenue.

Financing Expenses. Financing Expenses, net, increased to £6,576 ($9,685)
for the year ended December 31, 1999 as compared to £3,992 ($5,879) for the year ended December 31, 1998.

Net Income. Net Income for the year ended December 31, 1999 was £39,159
($57,672) as compared to a loss of £1,282 ($1,888) for the year ended
December 31, 1998. The increase in net results during 1999 is attributed to the increase in revenues and growth profit while operating expenses slightly decrease.

Balance Sheet.

Current Assets. It's current assets amounted to £242,852 ($357,661) as of
December 31, 1999 as compared to £194,021 ($285,745) as of December 31,
1998. The increase is due to an increase in accounts receivable in the amount of
£39,762 at December 31, 1999. The increase in accounts receivable is attributed primarily to an increase in trade receivables in the amount of
£39,762 ($60,436) at December 31, 1999.

Loan to Shareholder. Loan to shareholder amounted to £138,201 ($203,536)
as of December 31, 1999 as compared to £68,628 ($101,072) as of December
31, 1998.

Fixed Assets. Fixed assets increased to £89,197 ($131,365) at December 31,
1999 as compared to £86,344 ($127,163) at December 31, 1998. Purchases of
equipment during the year ended December 31, 1999 were £38,890 ($57,275)
and depreciation for the same period was £29,732 ($43,788).

Trade Payables amounted to £224,250 ($330,264) as of December 31, 1999 as compared to £197,809 ($291,324) at December 31, 1998. The increase in trade payable is attributed the growth in its revenues.

Other Liabilities and Accrued Expenses amounted to £88,489 ($130,322) as of December 31, 1999 as compared to £58,757 ($86,535) at December 31,
1998. The increase in other liabilities and accrued expenses is attributed primarily to an increase of the liability to the tax authorities.

Liquidity and Capital Resources at December 31, 2000
----------------------------------------------------

Net cash provided by operating activities for the year ended December 31, 2000 were £68,843 ($102,757) as compared to net cash provided of £21,556
($15,755) at the year ended December 31, 1999. The cash provided by operating and financing activities for the year ended December 31, 2000 was used primarily for the purchase of equipment and payments towards costs of the public offering.
Net cash provided by financing activities for the year ended December 31 1999 was primarily used for the director's loan and purchase of equipment.

Swiftnet's revenues will continue to fund the operations of Xfone. As Xfone is already profitable with positive operational cash flow and the cash deposits that Xfone has amount to approximately $300,000 and unused finance facility from a U.K. Bank of $200,000 create enough sources that will be sufficient to fund
Xfone's operations through 2001 and 2002. In order to implement expansion plans
Xfone intends to conduct public or private placements after becoming publicly traded.

XFONE BUSINESS

Xfone is a provider of long distance voice and data telecommunications services primarily in the United Kingdom. Xfone uses the network switching and transport facilities of Tier I and Tier II long distance providers such as MCI/WorldCom to provide a broad array of telephone, fax and e-mail methods of communication marketed through traditional means by its wholly-owned subsidiary Swiftnet and through Xfone on the internet.

Swiftnet was incorporated in 1991. Swiftnet is licensed by the Department of
Trade and Industry to provide telecommunication services in the United Kingdom.
Xfone was formed in July 2000. In September 2000 Xfone acquired all of the issued and outstanding stock of Swiftnet in a share exchange and reorganization.
Swiftnet is now a wholly owned subsidiary of Xfone.

Products and Services
---------------------

Xfone offers an integrated set of telecommunications products and services including

o        Indirect telephone service using 1XXX access [similar to XX-XX-XXXX in the US] reselling services provided by other carriers or using its own platform

       Using a technique called indirect access, Xfone is able to take calls originated by customers and route them to virtually any destination.

       Some customers are billed monthly and some are required to pre-pay.  The pre-pay customers are disconnected automatically when their balance hits zero.

o        PIN access using 0800 free numbers.

         Customers of Xfone can use this service to call from almost any phone, including British Telecom pay phones, to access Xfone's platform remotely in order to make calls to virtually any destination.  Customer identification of clients is done via a PIN code.  This is essentially a cardless calling card program.

o        Mobile access using 0800 free numbers.

         This service is similar to PIN access but for mobile phones. In this case, however, the identification of the client is automatic; there is no need for a PIN.

o        Email to Fax

       Email2Fax allows anyone with an Internet email account to send faxes usually at a discount cost. The email arrives at Xfone's Internet server and is faxed through high-speed fax modems to the proper destination.
       Email2Fax confirms every 15 minutes:

o        All successful or failed fax transmissions
o        A complete list including date and time of delivery
o        Destination number
o        Pages
o        Duration
o        Subject
o        Answerback of the transmission

       Email2Fax will try to send a fax based on a pre-defined table of retries.
       If a fax does not go through, within the pre-defined number of hours
       Email2Fax will cancel the fax and a confirmation will be included in the next status report.

o        Print to Fax

        Similar to Email2Fax, Print2Fax will allow anyone with Windows 95
        [Windows 98 is under development, anticipated to be completed by the end of 2001] and an Internet browser to send faxes usually at a discount cost. When a user wants to send a fax, he or she composes the message with any Windows application that supports printing. The user then selects the printer driver to send the fax. The printer driver automatically displays a dialog box that allows the user to enter

o        The recipient name and fax number - multiple recipients, both "To" and
         "CC," can  be entered
o        The sender's name
o        The subject

        The Prin2Fax software supports the user address book for insertion of one or more recipients. The user can  specify that one of three possible standard cover pages be attached to the fax. Once the user clicks "OK,"
        the fax is sent out over the network to the Xfone server and routed, over the Internet, to its final destination. A queue management window allows the user to track the progress and final status of each fax.
        Status messages are displayed in clear language.

o        Fax to Email or Cyber Number

         This service allows receiving fax messages directly to an email address via a personal number.

o        Fax Broadcast

         This service enables businesses to send thousands of faxes to various destinations with merged fields quickly.

o        Email to Telex

     Email2telex allows anyone with an Internet email account to send telexes at a discount cost. Email2Telex users can send a telex anywhere in the world.
     Email2Telex bills in six-seconds increments with no minimum. Email2Telex sends back the same information to the user as Email2fax.

o        Nodal Services

         Business partners can use this product, which is essentially a small platform located in their country, to establish their own messaging services in their own country. This module provides nodal partners the ability to send and receive customer faxes utilizing store and forward delivery.

The level of demand for its products/services is generally greater in January -
March, May - July and September - November because there are no major holidays during those months.

Xfone charges its customers on the basis of minutes or partial minutes of usage.
Its rates may vary with the distance, duration, time of day of the call and the type of call. The facilities selected for call transmission do not affect its rates, but the type of call does.

Contractual terms on regular telephone customers are 21 days from date of invoice. Averagely customers pay 60 days after being invoiced. Its prepay telephone services represent around 20 percent of revenues. Its suppliers standard terms are 30 days from invoice date however practically payments are being made up to 90 days from date of invoice without interest or penalty.

Xfone will have monthly promotions to different destinations. For example, in a certain month Xfone may sell a minute to a country for less than the retail price. Xfone intends to offer discounts for volume users.

Its wholly-owned subsidiary, Swiftnet, does its billing for it.

Xfone has contracts with MCI WorldCom, Teleglobe and GTS for telephone routing and switching services. In general, these contracts may be terminated immediately for a material breach and with thirty days notice otherwise. They supply the same service to its competitors.

Although Xfone does have back-up supplier for MCI WorldCom, should its agreement with MCI Worldcom be terminated, Xfone would have to reprogram the systems for all direct access customers from the MCI WorldCom switch to another switch. In addition, the cost of purchasing these services could significantly increase.

United Kingdom Market Information
---------------------------------

According to the market information update of Office of Telecommunications
Department of Trade and Industry, call minutes increased for all call types, except for local calls. Total call minutes have risen constantly (in millions):

1997/98Q4:       1998/99Q1:      1998/99Q2:       1998/99Q3:         1998/99Q4:
--------------------------------------------------------------------------------
41,254             41,394          42,156           44,859             45,988
--------------------------------------------------------------------------------

Total revenues have risen as well (Millions of Pound Sterling):

1997/98Q4:       1998/99Q1:      1998/99Q2:       1998/99Q3:         1998/99Q4:
--------------------------------------------------------------------------------
1,972 ($2904)   2,092 ($3081)   2,147 ($3162)    2,174 ($3202)     2,239 ($3298)
--------------------------------------------------------------------------------

More importantly call revenues and minutes have risen to all other alternative")
carriers such as Swiftnet but not including British Telecom, Kingston, Cable &
Wireless and other cable operators: Minutes (in millions):

1997/98Q4:       1998/99Q1:       1998/99Q2:      1998/99Q3:         1998/99Q4:
--------------------------------------------------------------------------------
2,625              2,925            3,231           3,438              3,692
--------------------------------------------------------------------------------

Revenues have  increased (Millions of Pound Sterling):

1997/98Q4:       1998/99Q1:        1998/99Q2:     1998/99Q3:         1998/99Q4:
--------------------------------------------------------------------------------
178 ($262)       219 ($322)        222 ($327)     228 ($336)         239 ($352)
--------------------------------------------------------------------------------

Marketing
---------

Swiftnet

Swiftnet markets through agents, resellers and direct marketing using mainly fax broadcast. Resellers include Voicenet and Worldnet. These contracts may be terminated upon 60 and 7 days notice, respectively. The Voicenet agreement has a monthly minimum rising to $14,730 (£10,000) in November, 2000.
Resellers receive lower wholesale prices and sell at their own pricelists.
Swiftnet provides them with the services, inform them of price changes, and continue to hold a British carrier license.

Swiftnet recently entered into a contract with InTouchUK.com who will have exclusive rights to sell the fax broadcast services in the United Kingdom, including northern Ireland. Swiftnet will keep its own customers that registered prior to the agreement and refer all prospective customers of Fax Broadcast to the reseller. All clients referred by Swiftnet must be connected to Swiftnet services and not to any other competitive services. The exclusivity rights will be revoked in case the reseller does not attain certain revenues to Swiftnet
(actual monthly payments) as listed below:

Month             Minimum payment to Swiftnet (US Dollars and UK Pound Sterling)
May        2000                           At least 0
June       2000                           At least  $7365  (£5000)
July       2000                           At least $14730 (£10000)
August     2000                           At least $22095 (£15000)
September  2000                           At least $29460 (£20000)
October    2000                           At least $29460 (£20000)
November   2000                           At least $29460 (£20000)
December   2000                           At least $36825 (£25000)
January    2001                           At least $36825 (£25000)
February   2001                           At least $36825 (£25000)
March      2001                           At least $44190 (£30000)
April      2001                           At least $44190 (£30000)
May        2001                           At least $44190 (£30000)
June       2001                           At least $51555 (£35000)
July       2001 - December 2001           At least $51555 (£35000)
                  (inclusive)                             per month
January    2002 - June 2002               At least $58920 (£40000)
                  (inclusive)                             per month
July       2002 - December 2002           At least $66285 (£45000)
                  (inclusive)                             per month
January    2003 onwards                   At least $73650 (£50000)
                                                 per month and a minimum growth
                                                 of ten percent per annum.

The reseller could pay Swiftnet the difference between its actual payment and the minimum payment in order to keep the exclusivity.

Agents sell Swiftnet's services directly and receive commissions of approximately 10%.

Xfone

Xfone believes that the telephone and e-commerce market will merge in such a way that consumers will be able to buy telecommunication services through Internet tools, thus creating an opportunity.

xfone.com will be its brand name for or new e-commerce telecommunications operations. Xfone intends to build a brand name with the launch of "xfone.com" -
an easy to recognize name, advertisement and customers that will be satisfied with its rates and quality of lines. Xfone anticipates that xfone.com will be operational by January 2001.

Xfone will promote it primarily through advertising and partnering with other websites.

Xfone intends to build and increase its revenues by:

o        Greater ease of access to its potential customers using the Internet.
o        Wide range of other marketing tools such as advertisement.
o        Recruiting new agents, resellers and high-level employees utilizing option schemes and performance related pay methods.
o        Considering expansion via the acquisition of other companies.
o        Prices
o        Quality of service.
o        Personal relations between the agents and clients in specific communities.
o        Added value services such as cyber number, email2fax and others.

Customers
---------

Xfone has four types of customers:

o        Residential - These customers either must dial 1XXX or acquire a box that will do so automatically.
o        Business - Smaller businesses are treated the same as residential customers.  Larger businesses PBX units are reprogrammed.
o        Government Agencies - Includes the United Nations World Economic Forum,
         the Argentine embassy, and the Israeli embassy.
o        Resellers, such as WorldNet and Voicenet - Xfone provides them with its services (telephony and messaging) for a wholesale price. For WorldNet we supply  the billing system.

Xfone has customers in Angola, Australia, Austria, Bangladesh, Belgium, Benin,
Brazil, Bulgaria, Cambodia, Cameroon, Canada, China, Congo, Croatia, Cyprus,
Czech Republic, Denmark, Egypt, Finland, France, Germany, Gibraltar, Greece,
Guinea, Hong Kong, India, Indonesia, Iran, Irish Republic, Israel, Italy, Ivory
Coast, Japan, North Korea , South Korea, Kuwait, Latvia, Lebanon, Liberia,
Lithuania, Malawi, Malaysia, Maldives Isles, Mauritius, Nepal, Netherlands, New
Zealand, Niger, Nigeria, Norway, Oman, Pakistan, Panama, Philippines, Poland,
Portugal, Qatar, Russia, Saudi Arabia, Sierra Leone, Singapore, Slovak Republic,
South Africa, Spain, Sri Lanka, Sweden, Switzerland, Taiwan, Tanzania, Thailand,
Togo, Turkey, U.A.E, Uganda, Ukraine, USA and Vietnam.

In 1999, one customer, the United Nations World Economic Forum located in
Switzerland, accounted for slightly more than 10% of its revenues. Except for the UK and Switzerland, no other country accounted for more than 10% of its revenues. Except for Intouch UK, a fax broadcast reseller which recently signed an exclusive contract with Xfone requiring certain minimum monthly sales which may or may not account for more than 10% of its revenues, Xfone does not anticipate than any customer or country will account for more than 10% of its revenues in 2000.

Future Products and Services
----------------------------

o        Developing a database and web interface to enable the integration with a new SS7 telephone switch.

       This will allow it to register their phone line through xfone.com and have immediate access.  This should reduce its overhead because Xfone can more easily implement least cost routing.

       Xfone expects this to be implemented with the opening of its web site in
       January 2000.

o        Incoming and outgoing interconnection with various telephone carriers and total incorporation of the switch to the current systems for pre-pay and messaging platform and billing systems.

       The British government, much like the American government, has directed its largest telecommunications company, British Telecom, to open access to its lines to more carriers such as Swiftnet.  In that connection,
       Swiftnet signed an incoming interconnect agreement with British Telecom in August 2000.  It can be terminated upon 24 months notice and earlier under certain conditions. Xfone  intends to negotiate outgoing interconnect with a variety of carriers to assure it receives the most competitive cost.

o        Research and implementation of GSM interface to the switching system allowing it to sell mobile phone calls at a reduced rate.

       Xfone is  negotiating with a company which can provide it with the necessary technology to implement this program.  Xfone may ultimately decide not to implement this program.

o        Xfone may seek strategic acquisitions.  To date, it has held conversations with various companies throughout the world. However, no letters of intent or binding agreements will be entered into until
         Xfone's stock is listed for trading on the over the counter bulletin board.

Competitive Business Conditions
-------------------------------

The communications and information services industry is highly competitive. Many of its existing and potential competitors have financial, personnel, marketing, customer bases and other resources significantly greater than ours.

Its principal competitor for Xfone services in the UK is Quip.com. The market for Swiftnet's services is fragment in that there are approximately 160 licensed telecom carriers operating in the UK market. However, most all of these entities have much greater financial, sales and marketing, personnel and other resources than Xfone does. As a result, they may be able to grow faster and more profitably. Xfone believes that consolidation in the telecommunications industry will increase competition.

Xfone is subject to competition that is expected to intensify in the future because the number of competitors is increasing. For example, 10 years ago there were only 3 carriers vs. now when 160 carriers exist.

There are barriers to entry into its market:

o        License from the OFTEL -Department of Trade and Industry - United
         Kingdom Government:
o        Knowledge of market
o        Potential customer base
o        Proof of Network
o        International Links
o        Interconnect agreements with various other carriers

o        Capital of around $147,300 (£100,000)
o        Technical and market knowledge

The marketing and pricing activities of major competitors such as BT
MCI/WorldCom and Cable & Wireless significantly influence the industry. BT,
MCI/WorldCom and Cable & Wireless have introduced new service and pricing options that are attractive to its potential customers, and they may market to these customers more aggressively in the future. New entrants in the industry compete directly with it by concentrating their marketing and direct sales efforts on specific classes of customers. These activities include national advertising campaigns and telemarketing programs.

The suppliers with whom Xfone contracts for call transmission may be its competitors.

Xfone believes that its ability to compete favorably is enhanced by its personal contact with the end user through its local agents on one hand and in the future the ability to give its clients the option to control and see their account over the Internet. Some of its competitors are very large corporations that Xfone believes have less flexibility and employ traditional methods of operation.
Xfone is flexible enough to change and introduce new technologies and marketing methods such as xfone.com.

Management believes it will be continue to be successful as a provider of basic telephone services because of the volume discounts it has been able to negotiate with underlying carriers and its ability to direct customer call traffic over the transmission networks of more than one carrier. Xfone has negotiated pricing discounts ranging from 20% to 40% less than its charges to its customers.

Regulatory Matters
------------------

Xfone has a license to operate a telecommunications system from the Secretary of
State for Trade and Industry granted in 1996. The license may be revoked upon certain conditions upon one month's notice.

Xfone is affected by regulations introduced by Secretary of State for Trade and
Industry. Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991 it has been the stated goal of
Secretary of State for Trade and Industry to create a competitive marketplace.
Secretary of State for Trade and Industry has imposed mandatory rate reductions on British Telecom in the past, which are expected to continue for the foreseeable future. Xfone does not believe that any regulations introduced by
Secretary of State for Trade and Industry will interfere with or substantially hurt its business.

Xfone believes that Xfone is in substantial compliance with applicable laws and regulations. To the extent that these laws and regulations are changed or new laws or regulations are adopted, Xfone may be required to obtain additional licenses or renew, modify or replace existing licenses. If Xfone failsed to be in compliance with these laws, OFTEL could impose sanctions on it. This could result in substantial costs to it.

Since only messaging services but no calls by its customers originate in the
United States, Xfone does not believe that Xfone is subject to any telecommunications laws or regulations in the United States. In the future, if its services expand, it is possible that Xfone may become subject to the telecommunications laws and regulations of the United States. If this occurs, compliance with such laws would probably involve higher costs than Xfone has in
Europe.

Research and Development
------------------------

Other than developing and expanding its telecommunications network and xfone.com web site, Xfone does not intend to undertake any research and development activities. Including Swiftnet, Xfone has not incurred less than £50,000 aggregate research and development expenses since January 1, 1998.

Number of Employees and Facilities
----------------------------------

Xfone has 8 full-time employees, 2 in management, 5 in administration and one in research and development.

Xfone has its corporate headquarters at 960 High Road, London N12 9RY - UK. The telephone number is 020-84469494. Most of its business is conducted from its office above that has four offices, one computer room, one operation room that controls the computer room, entrance hall, main hall accounting, secretarial and administration and a kitchen. The office is in on the fifth floor (out of six)
in a building with a concierge, two elevators and parking facilities. Its premises are leased on a 5 years term, expiring: 12.12.2001 and the yearly payments are $23,421 (£15,900).

Xfone believes its facilities will be adequate for its anticipated growth and that Xfone will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings
-----------------

Xfone is not a party to any material legal proceedings.

Swiftnet is involved in a dispute with one of its shareholders who Xfone believes had a representative who was formerly a director of Swiftnet. The shareholder is claiming that additional shares should be issued, certain information has not been furnished, certain director's compensation has not been paid and other minor matters. Xfone disputes these claims. No litigation has been filed on this matter as of the date of this prospectus.

                                XFONE MANAGEMENT

The names and ages of its executive officers and directors as of December 31,
2000 are as follows:

----------------------------------- ---------- ---------------------------------
     Name                                Age            Position

Abraham Keinan                            51        Chairman and CEO
----------------------------------- ---------- ---------------------------------
Guy Nissenson                             26        President/Director
----------------------------------- ---------- ---------------------------------
Bosmat Houston                            39        R&D manager
----------------------------------- ---------- ---------------------------------

Mr. Abraham Keinan, Chairman, CEO and founder, founded Swiftnet in January 1991 and Xfone in 2000. Mr. Keinan received a BSc in Mechanical Engineering from
Ben-Gurion University, Beer-Sheeva - Israel.

Mr. Guy Nissenson, President joined Swiftnet in October 1999 and became a director of Swiftnet in May 2000. He was a marketing manager of RADA Electronics
Industries from May 1997 to October 1998. He was an audit and control officer with the rank of lieutenant of the Israeli Defense Forces - Central Drafting
Base and other posts from March 1993 to May 1997. Mr. Nissenson received In July
2000 a BSc in Business Management from KINGS College - University of London. Mr.
Nissenson and his family own Cambletown Business Ltd. Cambletown has invest
$100,000 in Swiftnet.

Mrs. Bosmat Houston, joined Swiftnet in September 1991 and became R&D Manager in the same month. Mrs. Houston received a BSc in Computer Science from the
Technion - Institution of technology, Haifa - Israel.

Directors serve for the a one year term. Its Bylaws provide for a Board of
Directors comprised of 2 directors.

Executive Compensation
----------------------

The following table sets forth summary information concerning the compensation received for services rendered to it during the years ended December 31, 1999 and 1998 respectively by the Chairman and CEO as managing director of Swiftnet.
No other executive officers received aggregate compensation during its last fiscal year which exceeded, or would exceed on an annualized basis, $100,000.

                           SUMMARY COMPENSATION TABLE

     Name and                                                   All Other Annual
 Principal Position      Year       Salary (1)     Bonus          Compensation
---------------------  --------    ------------  ---------     -----------------
Abraham Keinan,          2000       $22,095          -                 -
                                    (£15000)
Chairman and CEO
                         1999       $22,095          -                 -
                                    (£15000)

Its managing director, Mr. Abraham Keinan does not have an employment agreement with we. Xfone has agreed to pay him a salary of $1,841 (£1,250)
per month. Mr. Keinan receives pension benefits and a company car. He is not subject to a covenant not to compete.

Xfone has entered into an employment agreement with Guy Nissenson. The agreement commenced May, 11 2000. Under the agreement, Mr. Nissenson will work on business development, sales and marketing. Xfone has agreed to pay him a salary of $1,473
(1000) per month, subject to a future increase of $1,473 (£1000) if
Swiftnet reaches average sales of $257,775 (£175,000) per month. He is not subject to a covenant not to compete. In addition, Xfone has agreed that if we grant options to Mr. Keinan, Xfone will grant Mr. Nissenson options to buy
Swiftnet or Xfone according to the following formula: 50% of the options with same price and conditions that Mr. Keinan will receive, subject to Xfone reachesing a benchmark of $176,760 (£120,000) average sales per month during Mr. Nissenson activities or in the 12 months thereafter. The agreement with Mr. Nissenson can be terminated with one month notice.

Its research and development manager, Mrs. Bosmat Houston has an employment agreement with it. Xfone has agreed to pay her a salary of $3337 (£2266) per month. She is not subject to a covenant not to compete. Her agreement can be terminate by we with 8 weeks notice by it and one week notice by her.

Board Compensation
------------------

Its directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.

RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Since inception through December 31, 2000, Swiftnet and Xfone collectively has loaned Mr. Keinan 216,133 Pound Sterling or approximately $ 322,586 based upon the exchange rate at December 31, 2000. This note is reflected in a promissory note. The terms and conditions of repayment are as follows: Payable in ten equal installments of £13,678 beginning January 1, 2002, and ending on January 1,
2011. The note is non-interest bearing.

Xfone has entered into a consulting agreement dated May 5, 2000 and for a term of 18 months thereafter, renewable as mutually agreed, with Campbeltown
Business, Ltd., an affiliate of Mr. Nissenson. Under the agreement, Xfone will pay Campbeltown 2,000 ($2,946) per month, with the following performance bonus:

------------------------     ------------------------     ----------------------
  Month that revenues           Month that revenues         Month that revenues
  are between £125,000           are between £150,000          are in excess of
($184,125) and £150,000         ($220950)and £175,000          £175,000 ($257775)
  ($220950)                    ($257775)
------------------------     ------------------------     ----------------------
    £1,250     ($1841)               £2,500   ($3583)            £2,750   ($4050)
------------------------     ------------------------     ----------------------

There is a stock purchase agreement dated the 19th of June 2000, between
Swiftnet, Keinan and Campbeltown which provides that:

o        Keinan confirms that all his businesses activities and initiatives in the field of telecommunication are conducted through Swiftnet, and will continue to do so at least 18 months after the conclusion of this transaction.

o        Campbeltown declares that it is not involved in any business that competes with Swiftnet and will not be involved in such business at least for 18 months after this transaction is concluded.

o        Campbeltown will invest in Swiftnet the amount of 100,000 USD. In exchange for its investment Swiftnet will issue new shares that will represent 20% of the total issued shares of Swiftnet and will have equal rights as the rest of the in voting and equity. Campbeltown will own 5% of the issued and outstanding shares of Xfone before the merger with Adar Alternative Two has closed.

o        Campbeltown will have in total at least 15% of Adar Alternative Two after the merger closes.

o        Campbeltown will have the right to nominate 33% of the members of the board of directors of Swiftnet and Adar Alternative Two. If and when
         Campbeltown ownership in Adar Alternative Two will be less than 7%,
         Campbeltown will have the right to nominate only 20% of Adar
         Alternative Two board members but always at least one member. In the case that Campbeltown ownership in Adar Alternative Two will be less than 2%, this right will expire. In the case that Adar group transaction is not concluded and Campbeltown sells all of its shares in
         Swiftnet, the right for 33% board members in Swiftnet will expire.

o        Campbeltown will have the right to nominate a vice president in
         Swiftnet and/or Adar Alternative Two. It is agreed that Mr. Guy
         Nissenson is nominated now. If for any reason Guy Nissenson will leave his position, Campbeltown and Mr. Keinan will agree on another nominee.
         The VP will be employed with suitable conditions. This right will expire when both conditions happen: Campbeltown is no longer a shareholder in Swiftnet and it owns less than 2% of Adar Alternative
         Two.

o        Campbeltown has the option to purchase additional shares of Swiftnet that will represent 10% of all issued shares after the transaction for the amount of $200,000 US. This transaction can be executed either by
         Swiftnet issuing new shares, or by Mr. Keinan selling his private shares (as long as he has an adequate amount of shares), as Mr. Keinan will decide. This option will expire on Dec 31, 2005. Campbeltown can exercise this option in parts. If this option is exercised before the conclusion of Adar Group transaction Keinan and Swiftnet will make sure and guarantee that the shares owned by Campbeltown as a result of exercising this option will be exchanged by the same percentage of ownership in Adar Alternative Two. It is agreed that if Campbeltown exercised only part of the option buying Swiftnet shares it will have the right to exercise the reminder of the option for Adar Alternative
         Two shares at the same terms. As long as Swiftnet is not a public company or is merged / bought / taken over by a third party only half of the option above could be taken.

o        Alternatively to the right described in the point above after the conclusion of Adar group transaction Campbeltown will have the option to purchase shares of Adar Alternative Two that will represent 10% of all issued and outstanding shares at the first day of flotation (after the transaction) for the amount of $200,000 US. It is Campbeltown decision what alternative to choose. This transaction can be executed either by Adar Alternative Two issuing new shares, or by Mr. Keinan selling his private shares in Adar Alternative Two (as long as he has an adequate amount of shares), as Mr. Keinan will decide. The option can be executed in parts and will expire on Dec 31,2005.

o        Campbeltown will have the right to participate under the same terms and conditions in any investment or transaction that involve equity rights in Swiftnet or Adar Alternative Two conducted by Mr. Keinan at the relative ownership portion.

o        In the event that Swiftnet or Adar Alternative Two will seek for money in a private placement for equity or any other rights, Campbeltown will have the right of first refusal on any transaction or part of it until
         Dec 31, 2005 or as long as it owns over 7% of Swiftnet equity or 4% of
         Adar Alternative Two.

o        Keinan and Campbeltown have signed a right of first refusal agreement for the sale of their shares.

o        Until Swiftnet or Adar Alternative Two conducts a public offering or is traded on a stock market, Adar Alternative Two and Swiftnet will not issue any additional shares or equity rights without a written agreement from Campbeltown. This right will expire when Campbeltown will have no interest or shares in Swiftnet and Adar Alternative Two.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth ownership of its Common Stock as of March 31,
2001 by

o        Each shareholder known by it to own beneficially more than 5% of the common stock
o        Each executive officer
o        Each director and all directors and executive officers as a group:

      Name                Number of Shares   Percentage before  Percentage after
                                                   merger            merge
      ------------------  -----------------  ------------------ ----------------
      Abraham Keinan             2,342,333           50%              47%
      4 WYCOMBE GARDENS
      LONDON NW11 8AL
      UNITED KINGDOM
      ------------------  -----------------  ------------------ ----------------
      Vision Consultants*       1,302,331            27%             26%
      KINGS COURT
      POB N-3944
      BAY STREET
      NASSAU BAHAMAS
      ------------------  -----------------  ------------------ ----------------
      Campbeltown Business Ltd.**  720,336             15%          14.5%
      P.O. BOX 3152
      ROAD TOWN, TORTOLA
      BRITISH VIRGIN ISLANDS
      ------------------  -----------------  ------------------ ----------------
      All directors and named    4,365,006             92%          87.5%
      executive officers as a
      group (2 persons)
      ------------------  -----------------  ------------------ ----------------

      This table is based upon information derived from its stock records.
      Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Xfone believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.
      Applicable percentages are based upon 4,800,000 shares of Common Stock outstanding as of October 1, 2000.

      *Beneficially owned by Mr. Keinan.

      **Mr. Nissenson and his father are shareholders in this company.

                         ADAR ALTERNATIVE TWO'S BUSINESS

History and Organization
------------------------

Adar Alternative Two was organized as a corporation under the laws of the state of Florida in April 1999 for the purpose of completing an acquisition of a private company such as Xfone.

Mr. Williams' law firm formed Eighth Enterprise Service Group at the request of
Mr. Golub. When Xfone was identified as a potential acquisition candidate by Mr.
Golub in April, 2000, Mr. Williams resigned as officer and director and Mr.
Golub was elected president and director. In July, 2000, at the direction of Mr.
Golub, Eighth Enterprise Service Group, Inc. changed its name to Adar Alternative
Two, Inc. The name was changed because Mr. Golub wanted the company to reflect his term "Adar Alternative" for the transaction structure involving a reverse merger with a shell company that allowed shares to be issued to shareholders of a private company such as Xfone under a 1933 Act registration statement filed on
Form S-4.

Mr. Golub will resign his positions at the closing of the merger, and Mr.
Williams' law firm will resign as counsel to Adar Alternative Two at that time.
They will not be involved with and will not provide legal or other representation or advice to the surviving company in any way after the merger closes.

Adar Alternative Two is not currently a company that has stock qualified for quotation on the over-the-counter bulletin board. Before securing approval of an application to be quoted on the over-the-counter bulletin board, this registration statement must be declared effective. Public Securities, an NASD market maker, has agreed to file the required form to secure a quotation on the over-the-counter bulletin board for the surviving company.

Operations
----------

Adar Alternative Two does not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Xfone have been and will continue to be paid with money in Adar
Alternative Two's treasury or loaned by management. This is based on an oral agreement between management and Adar Alternative Two.

Employees
---------

Adar Alternative Two presently has no employees. Its officer and director is engaged in other business activities.

Management Discussion And Analysis Or Plan Of Operation
-------------------------------------------------------

Adar Alternative Two is a development stage entity, and has neither engaged in any operations nor generated any revenues to date. It has no assets. Its expenses to date, all funded by a capital contribution from management, are $79.
It will pay out the entire $135,000 merger fee as directors fees of $67,500 to
Mr. Golub and legal fees to Williams Law Group for preparation of this registration statement in the amount of $67,500. No finders fees are payable to any person or entity, including Williams Law Group.

Substantially all of its expenses that must be funded by management were from its efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund its cash requirements until an acquisition is closed. So long as management does so, it will have sufficient funds to satisfy its cash requirements. This is primarily because it anticipates incurring no significant additional expenditures. Before the conclusion of the acquisition of Xfone, its expenses have been and will continue to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

It does not intend to seek additional financing. At this time it believes that the funds to be provided by management will be sufficient for funding its operations until its the acquisition of Xfone and therefore does not expect to issue any additional securities before the closing of the acquisition of Xfone.

Properties
----------

Adar Alternative Two is using the office of using the office of Mr. Golub in
Massachusetts at no cost as its office. This arrangement is expected to continue only until a business combination is closed, although there is no agreement between it and Mr. Golub. Adar Alternative Two at present owns no equipment, and does not intend to own any.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following  table sets forth  certain  information  regarding the  beneficial ownership of Adar Alternative Two's common stock as of December 31, 2000 by

o        Each shareholder known to own beneficially more than 5% of the common stock
o        Each executive officer
o        Each director
o        All directors and executive officers as a group:

Name                  Number of       Percentage      Number of       Percentage
                      Shares          before          Shares          after
                      Pre-Merger      merger          Post merger     merger
--------------------------------------------------------------------------------
Williams Law Group(1)  1,000,000         50%           100,000           2%
100 100%
2503 W. Gardner Ct.
Tampa FL 33611
                       1,000,000         50%           100,000           2%
Sidney J. Golub
10 Troon Place
Mashpee, MA.  02649
--------------------------------------------------------------------------------
All directors and      1,000,000         50%           100,000           2%
named executive
officers as a group
(one person)
--------------------------------------------------------------------------------

This table is based upon information derived from Adar Alternative Two's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Xfone believes that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 1,000,000 shares of common stock outstanding as of
May 1, 2001.

(1)      Michael T. Williams is the principal of Williams Law Group.

Mr. Williams and Mr. Golub may be deemed Adar Alternative Two's founders, as that term is defined under the Securities Act of 1933.

Director and Executive Officer.
------------------------------

The following table and subsequent discussion sets forth information about Adar
Alternative Two's director and executive officer, who will resign upon the closing of the acquisition transaction. Its director and executive officer was elected to his position in April 2000.

 Name                                           Age                   Title
 -----                                          ---                   -----

Sidney J. Golub                                 58                   President,
                                                                   Treasurer and
                                                                      Director

Since prior to 1995, Mr. Golub has been president of Adar Group, Inc., a management consulting firm. Adar Group is an affiliate of Adar Alternative
Two. In December 2000, Mr. Golub and Adar International, Inc. d/b/a/ The Adar
Group, without admitting or denying the SEC's findings, consented to the entry of an order by the SEC to cease and desist from acting as an unregistered broker and dealer in connection with the sale of public shell corporations and paid a civil money penalty of $10,000. Mr. Golub acts only as a principal of acquisition companies seeking reverse merger candidates.

Executive Compensation
----------------------

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to Adar Alternative Two in all capacities during the period ended December 31, 2000, by its executive officer.

Summary Compensation Table
--------------------------

Name and Principal Position      Annual Compensation - 2000
---------------------------      --------------------------
                                                               Number of Shares
                                 Salary           Bonus       Underlying Options
                                 ------           -----       ------------------
Sidney Golub, President          $47,500          None                None

Certain Relationships and Related Transactions
----------------------------------------------

Xfone has agreed to pay a merger fee to Adar Alternative Two which will be used to pay for directors fees payable by Adar Alternative Two to Mr. Sidney Golub for his services as director, signing this registration statement and assuming related liabilities and responsibilities imposed upon him under federal securities laws, in the amount of $67,500 plus 2% of the issued and outstanding shares following the closing of the merger. It will also be used by Adar
Alternative Two to pay for legal fees payable to Williams Law Group, P.A. for the preparation of this registration statement. This legal fee is $67,500 plus
2% of the issued and outstanding shares following the merger. It believes this fee to be as favorable as could have been obtained from an unaffiliated party.
Accordingly, upon this registration statement being declared effective but prior to the closing of the merger, Xfone will issue 100,000 shares each to Mr. Golub and Williams Law Group. Simultaneously, all shares of Adar Alternative Two currently owned by Mr. Golub and Williams Law Group will be redeemed by Adar
Alternative Two for an aggregate of $79.

Williams Law Group represents this and the following nine other registrants that have filed similarly structured registration statements on Form S-4:

o        Sixth Business Service Group
o        First Enterprise Service Group
o        Third Enterprise Service Group
o        Ninth Enterprise Service Group
o        Brilliant Sun Industry Co.
o        NetConnect Systems
o        CareerTek Acquisition
o        Adar Alternative One
o        First Irving Strategic Group

None of these registration statements has been declared effective. Except for
Adar Alternative One and Adar Alternative Two, for which Mr. Golub is the officer and director, Mr. Williams is an officer and/or a director of all these companies. Mr. Golub has no involvement with transactions other than Adar
Alternative One and Adar Alternative Two. All of the private companies were located by clients of the Williams Law Group or by representatives of the private companies calling Williams Law Group directly. Just as in this filing, all of the private companies agreed to reimburse the registrants for outstanding obligations, including legal fees owed to Williams Law Group. Neither Williams
Law Group nor Mr. Williams will have any continuing relationship with the surviving companies after the mergers close. No compensation is payable to Mr.
Williams individually by these companies. The only fees paid to him have been and will continue to be paid as legal fees to his firm by the registrants. These fees range from cash of $45,000 to $67,500 and shares retained from 100,000 to approximately 750,000, all reached as a result of arm's-length negotiation with the private companies.

Michael T. Williams, Esq. of the Williams Law Group represented the following company that filed a similar registration statement on Form S-4 which was declared effective in 1997:

o        Thrucomm

Mr. Williams received legal fees and was allowed to retain an equity interest in the surviving company in this transaction as well.

               DESCRIPTION OF ADAR ALTERNATIVE TWO'S CAPITAL STOCK

                                                         Shares Of Capital
                   Authorized Capital Stock              Stock Outstanding

                Before Merger     After Merger    Before Merger    After Merger
-------------  ---------------  ---------------  ---------------  --------------
Common           50,000,000        20,000,000       2,000,000        5,000,000
-------------  ---------------  ---------------  ---------------  --------------
Preferred        20,000,000           None            None              None
-------------  ---------------  ---------------  ---------------  --------------

Common stock
------------

Adar Alternative Two is authorized to issue 50,000,000 shares of no par common stock. After reincorporation in Nevada, it will be authorized to issue
20,000,000 shares of no par common stock. As of March 31, 2001, there were
2,000,000 shares of common stock outstanding held of record by 2 stockholders.
There will be 5,000,000 of common stock held of record by 136 stockholders after giving effect to the issuance of the shares of common stock under this prospectus/consent solicitation.

The shares of Adar Alternative Two and Xfone are not listed or qualified for trading on any exchange or market.

Before and after the merger, the holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock
---------------

Adar Alternative Two is authorized to issue 20,000,000 shares of preferred stock. After reincorporation in Nevada, it will not be authorized to issue preferred stock. There are no shares of preferred stock outstanding.

Options
-------

The merger agreement provides that at the closing of the merger, Adar
Alternative Two will agree to issue an option having the same terms and conditions as the following option that exists with respect to Swiftnet:
Campbeltown Business Ltd., a shareholder of Xfone, has the option from Xfone and
Mr. Keinan to purchase 500,000 additional shares of Xfone for the amount of
200,000 USD. Mr. Keinan has the right to designate whether the shares must be purchased from him of from Xfone. This option will expire on Dec 31, 2005. Mr.
Guy Nissenson, an officer of Xfone, is a stockholder in Campbeltown.

Dividends
---------

Adar Alternative Two has never paid any dividends and does not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar
----------------------------

Adar Alternative Two is the transfer agent and registrar for Adar Alternative
Two's common stock. It is anticipated that after the merger Transfer Online,
Inc. will become the transfer agent and registrar for the surviving company's stock.

            COMPARISON OF RIGHTS OF ADAR ALTERNATIVE TWO STOCKHOLDERS
                             AND XFONE STOCKHOLDERS

Because Adar Alternative Two will change its state of incorporation, articles and bylaws to be the same as those of Xfone, the rights of stockholders of Xfone will not change as a result of the merger.

Nevada
------

The rights of the stockholders of Xfone will be governed by applicable Nevada law. Xfone's articles of incorporation and bylaws are consistent with the provisions of Nevada law. Xfone's certificate of incorporation and bylaws have been filed as an exhibit to this registration statement.

The following summaries do not provide a complete description of the specific rights of Xfone stockholders which are governed by the provisions of Nevada law and the certificate of incorporation and bylaws that are exhibits to this registration statement.

Directors
---------

Under Section NRS 78.115, the business of every corporation must be managed by a board of directors or trustees, all of whom must be natural persons who are at least 18 years of age. A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors within a fixed minimum and maximum, and for the manner in which the number of directors may be increased or decreased. Directors need not be stockholders.

Removal of Directors
--------------------

Section NRS 78.335 concerning removal of directors provides:

o        Any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two/thirds of the voting power of the issued and outstanding stock

o        All vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum.  When one or more directors give notice of his or their resignation to the board, effective at a future date, the board may fill the vacancy or vacancies to take effect when the resignation or resignations become effective, each director being appointed to hold office during the remainder of the term of office of the resigning director or directors.

Quorum at Meeting of Directors
--------------------------------------

Section NRS 78.315 of Nevada law provides that a quorum at a board of directors meeting shall be not less than a majority of the directors.

Special Stockholder Meetings
------------------------------------

Special meetings of the stockholders may be called by the president or by the directors, and shall be called by the clerk, or in case of the death, absence, incapacity or refusal of the clerk, by any other officer, upon written application of one or more stockholders who are entitled to vote at the meeting and who hold at least one-tenth part in interest of the capital stock entitled to vote at the meeting, stating the time, place and purposes of the meeting,

Notice of Meeting of the Stockholders
---------------------------------------------

Section NRS 78.370 of Nevada law provides that stockholders will receive written notice of any meeting where they are required or permitted to take any action.

Stockholder Action without a Meeting
--------------------------------------------

Under NRS 78.320 of Nevada law, unless otherwise provided in the articles of incorporation, stockholders may take any action without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be required to authorize or take such action at a meeting if all shares were present and voted.

Amendment to Articles of Incorporation
----------------------------------------------

Under NRS 78.390 of Nevada law, an amendment to the articles of incorporation requires the approval of the corporation's board and the affirmative vote of a majority of the outstanding shares entitled to vote.

                              AVAILABLE INFORMATION

Neither Xfone nor Adar Alternative Two are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file periodic reports, information statements or other information with the Commission. Adar Alternative Two has filed with the
Commission a registration statement on Form S-4 under the Securities Act. Thus, it will be subject to the reporting requirements of the Exchange Act during the year in which this registration statement is declared effective. These requirements require it to file periodic reports, information statements or other information with the Commission. Thereafter, it will continue to be subject to these requirements by filing a registration statement to register its class of common stock under section 12 of the Exchange Act on Form 8-A. This prospectus/consent solicitation constitutes the prospectus/consent solicitation of Adar Alternative Two that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza,
450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on
the operation of the Public Reference Room may be obtained by calling the
Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                     EXPERTS

The financial statements of Adar Alternative Two, Inc. as of and for the period ended December 31, 1999 and the year ended December 31, 2000 included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Kingery Crouse & Hohl P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of Xfone, Inc. as of for the years ended
December 31, 2000 and December 31, 1999 also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Chaifetz & Schreiber, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the shares of Adar Alternative Two common stock being offered by this prospectus/consent solicitation and certain federal income tax matters related to the exchange are being passed upon for Adar Alternative Two by
Williams Law Group,  P.A.,  Tampa, FL. Mr. Williams  1,000,000 shares pre merger and 100,000 shares post merger of the stock of Adar Alternative Two.

                           Xfone, Inc. and Subsidiary

                        CONSOLIDATED FINANCIAL STATEMENTS

                             as of December 31, 2000

                           Xfone, Inc. and Subsidiary

                        CONSOLIDATED FINANCIAL STATEMENTS

                             AS OF DECEMBER 31, 2000

                                                      CONTENTS

                                                                            PAGE

     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                  1

         Balance Sheets                                                      2-3

         Statements of Operations                                              4

         Statement of Changes in Shareholders' Equity                          5

         Statements of Cash Flows                                            6-7

         Notes to Consolidated Financial Statements                         8-19

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of
Xfone, Inc. and Subsidiary

We have audited the accompanying balance sheets of Xfone, Inc. and Subsidiary as of December 31, 2000 and 1999, the related statements of operations, changes in shareholders' equity and cash flows for each of the three years then ended.
These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xfone, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles in the United States.

Chaifetz & Schreiber, P.C.

21 Harbor Park Drive N.
Port Washington, NY 11050
May 10, 2001
                                       F-1

                           Xfone, Inc. and Subsidiary

                                 BALANCE SHEETS

                                                          December 31,                December 31,
                                                       2000           1999         2000              1999
                                                   -----------     -----------  -----------        ----------
                                                                 (Predecessor)           (Predecessor)

                                                                                Convenience translation into U.S. $
Current assets

Cash                                                £196,445       £ 87,570      $ 293,201          $ 130,701

Accounts receivable, net                             295,086        131,007        440,427            195,533

Prepayments and other receivables (Note 4)           173,808         24,275        259,408             36,231

Loan to shareholder (Note 5)                      -----------      -----------  -----------        ----------
                                                      79,354             -         118,438                 -
                                                  -----------      -----------  -----------        ----------
Total Current Assets                                 744,693        242,852      1,111,474            362,465
                                                  -----------      -----------  -----------        ----------
Loan to shareholder (Note 5)                         136,779        138,201        204,148            206,270
                                                  -----------      -----------  -----------        ----------

Fixed assets (Note 6)

Cost                                                 298,337        271,438        445,279            405,131

Less  - accumulated depreciation                    (211,265)      (182,241)      (315,321)          (272,001)
                                                  -----------      -----------  -----------        ----------
Total fixed assets                                    87,072         89,197        129,958            133,130
                                                  -----------      -----------  -----------        ----------
Total assets                                        £968,544       £470,250     $1,445,580           $701,865
                                                  ===========      ===========  ===========        ==========

                                       F-2

                           Xfone, Inc. and Subsidiary

                                 BALANCE SHEETS

                                                                     December 31,                December 31,
                                                                  2000         1999           2000          1999
                                                                ---------    --------       --------       ---------
                                                                           (Predecessor)                 (Predecessor)

                                                                                            Convenience translation into U.S. $
                                                                                           -----------------------------------
Current liabilities
Notes payable - current portion (Note 8)                        £14,751          £4,528       $ 22,016      $ 6,758
Trade payables                                                 500,110        224,250        746,433      334,701
Other liabilities and accrued expenses (Note 7)                140,993         88,489        210,437      132,073
                                                             ----------     ----------      ----------   ---------
Total current liabilities                                      655,854        317,267        978,886      473,532
                                                             ----------     ----------      ----------   ---------

Long-term liabilities
Notes payable (Note 8)                                          40,676         22,981         60,710       34,300
                                                             ----------     ----------      ----------   ---------
Total long-term liabilities                                     £40,676  £22,981         60,710       34,300
                                                             ----------     ----------      ----------   ---------

Shareholders' equity (Note 9)
Preferred stock - 20,000,000 shares authorized, none issued
Common stock:
50,000,000 shares authorized, no par value; 4,800,000
 issued and outstanding                                             £-
Authorized & outstanding - ordinary shares of £1 par value:
   9,015 "A" Common stock                                                      £11,000                      16,418
   10,697 "B" Common stock                                                     11,000                      16,418
Contributions in excess of par value                           137,453         43,000        205,155       64,179
Receipt on account of shares                                        -              -              -            -
Retained earnings                                              134,561         65,002        200,829       97,018
                                                              ----------     ----------      ----------   ---------
Total shareholders' equity                                     272,014        130,002        405,984      194,033
                                                              ----------     ----------      ----------   ---------

                                                              ==========     ==========      ==========   =========
                                                               £968,544        £470,250     $1,445,580     $701,865
                                                              ==========     ==========      ==========   =========
Total liabilities and shareholders' equity

                                       F-3

                           Xfone, Inc. and Subsidiary

                             STATEMENT OF OPERATIONS

                                                                          Year Ended
                                                                       ---------------
                                                                          December 31,
                                                                       ------------------
                                                              2000            1999              1998
                                                             -------         -------          -------
                                                                           (Predecessor)

Revenues                                                 £1,354,746         £758,846           £652,964
Cost of revenues                                           (879,207)       (407,904)         (350,372)
                                                         -----------      -----------       -----------
Gross profit                                                475,539         350,942           302,592
                                                         -----------      -----------       -----------
Operating expenses: (Note 11)
Research and development                                   (29,124)         (28,663)          (26,715)
Marketing and selling                                     (112,310)         (59,634)          (59,360)
General and administrative                                (236,418         (213,176)         (213,848)
                                                         -----------      -----------       -----------
Total operating expenses                                  (377,852)        (301,473)         (299,923)
                                                         -----------      -----------       -----------

Operating profit (loss)                                     97,687           49,469             2,669
Financing expenses -  net (Note 11)                        (12,016)          (6,576)           (3,992)
Other income                                                   277              457                41
                                                         -----------      -----------       -----------
Income (loss) before taxes                                  85,898           43,350            (1,282)
Taxes on income                                           (16,559)           (4,191)               -
                                                         -----------      -----------       -----------

Net income (loss)                                         £69,559           £39,159           (£1,282)
                                                         ===========      ===========       ===========

Earnings Per Share:                                      ===========      ===========       ===========
                                                            £0.02              0.01              0.00
Basic                                                    ===========      ===========       ===========

Diluted                                                     £0.02              0.01              0.00
                                                         ===========      ===========       ===========

-Continued-

                    Year Ended
                   -------------
                   December 31,
                   --------------
                2000           1999
                           (Predecessor)

           Convenience translation into U.S. $
          ------------------------------------

           $2,022,009        $1,132,606
           (1,312,249)         (608,812)
          ------------       ------------
              709,760           523,794
          ------------       ------------

              (43,469)          (42,781)
             (167,627)          (89,006)
             (352,854)         (318,173)
            ------------       ------------
             (563,950)         (449,960)
            ------------       ------------

              145,810            73,834
              (17,934)           (9,815)
                  339               682
            ------------       ------------
              128,215            64,701
              (24,387)           (6,255)
            ------------       ------------
             $103,828           $58,446
            ============       ============

                               ============
                $0.03             $0.02
            ============       ============
                $0.03             $0.02
            ============       ============

                                       F-4

                           Xfone, Inc. and Subsidiary

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                         Number of                              Contributions
                                                         Ordinary                               in excess of
                                                         Shares              Share Capital      par value
                                                        ----------          ---------------    --------------
Predecessor:
Balance at January 1, 1998                                   1,000                 £1,000            £     -
Receipt on account of shares                                     -                     -                  -
Net loss                                                         -                     -                  -
                                                        ------------             ------------      -----------
Balance at December 31, 1998                                 1,000                 1,000                  0
Issuance of ordinary shares                                 21,000                21,000             43,000
Net income                                                       -                     -                  -
                                                        ------------             ------------      -----------
Balance at December 31, 1999                                22,000                £22,000             £43,000
                                                        ------------             ------------      -----------

Pooling of Interests Combination:
Balance at January 1, 2000                               2,400,000                     -             65,000
Issuance of ordinary shares                              2,400,000                     -             72,453
Net income                                                       -                     -                  -
                                                       ------------             ------------      -----------
Balance at December 31, 2000                             4,800,000                    £0            £137,453
                                                       ============             ============      ===========
Convenience translation into U.S. $:
Balance at January 1, 2000                               2,400,000                    $-            $97,016
Issuance of ordinary shares                              2,400,000                     -            108,139
Net income                                                       -                     -                  -
                                                       ------------             ------------      -----------
Balance at December 31, 2000                             4,800,000                    $0           $205,155
                                                       ============             ============      ===========

-Continued-

            Receipt            Retained           Total
            on account of      Earnings/          Shareholders'
            Shares            (Deficit)           Equity
           ---------------    ------------      ---------------

             £    -             £27,125                £28,125
             64,000                  -                64,000
                  -             (1,282)               (1,282)
           ---------------    ------------      ---------------
             64,000             25,843                90,843
            (64,000)                 -                     0
                  -             39,159                39,159
           ---------------    ------------      ---------------

                 £0             £65,002               £130,002
           ---------------    ------------      ---------------

                  -             65,002               130,002
                  -                  -                72,453
                  -             69,559                69,559
           ---------------    ------------      ---------------
                  £0            £134,561               £272,014
           ===============    ============      ===============

                 $-            $97,001              $194,017
                  -                  -               108,139
                  -            103,828               103,828
           ---------------    ------------      ---------------

                 $0           $200,829              $405,984
           ===============    ============      ===============

                                      F-5

                           Xfone, Inc. and Subsidiary

                            STATEMENTS OF CASH FLOWS

Net income (loss)                                                 £69,559         £39,159          £(1,282)

Adjustments to reconcile net cash                                              ------------    ------------
      provided by operating activities                              (716)       (17,603)         17,202
                                                               ------------    ------------    ------------
Net cash provided by operating activities                         68,843         21,556          15,920
                                                               ------------    ------------    ------------
Cash flow from investing activities

Purchase of equipment                                            (60,339)      (38,890)         (36,637)

Sale of equipment                                                     -             -                -
                                                               ------------    ------------    ------------
Net cash (used in) provided by investing activities              (60,338)      (38,890)         (36,637)
                                                               ------------    ------------    ------------

Cash flow from financing activities

Repayment of long term debt                                           -         (4,075)          (9,094)
Proceeds from issuance of long term debt                          27,918        30,000               -

Proceeds from issuance of common stock                            72,453            -            64,000
                                                               ------------    ------------    ------------
Net cash (used in) provided by financing activities              100,371        25,925           54,906
                                                               ------------    ------------    ------------
Net (decrease)/increase in cash                                  108,875         8,591           34,189
Cash, beginning of year                                           87,570        78,979           44,790
                                                               ------------    ------------    ------------
Cash, at end of year                                             196,445        87,570           78,979
                                                               ============    ============    ============
Supplement disclosures of cash flow information:

Net cash paid during the year for:
Income taxes                                                     £    -         £   -           £    -

Interest                                                           £2,171         £1,649            £1,330

                                                               ============    ============    ============

-Continued-

                   December 31,
               --------------------
             2000              1999
                           (Predecessor)

         Convenience translation into U.S. &
         -------------------------------------

         $103,828              $58,446
        -----------
           (1,071)             (42,691)
        -----------          -----------
          102,757               15,755
        -----------          -----------
          (90,068)             (58,045)

               -                16,418
        -----------          -----------
          (90,068)             (41,627)
        -----------          -----------

               -               (6,082)
           41,669              44,776
          108,142                  -
        -----------          -----------
          149,811              38,694
        -----------          -----------

          162,500              12,822
          130,701             117,879
        -----------          -----------
         $293,201            $130,701
        ============         ===========

            $  -                 $ -
        ============         ===========
            $2,167               $2,330
        ============         ===========

                                       F-6

                           Xfone, Inc. and Subsidiary

                         STATEMENT OF CASH FLOWS (Cont.)

(1) Adjustments to reconcile net income (loss) to net cash provided by operating activities:

                                                                   Year
                                                                   Ended
                                                                December 31,

                                                    2000           1999         1998
                                                  --------       --------      -------
                                                             (Predecessor)

Depreciation                                       £29,024         £29,732        £28,783
                                                  --------       ---------     ---------

Changes in assets and liabilities:

Decrease (increase) in trade receivables         (164,079)       (39,762)       48,164

Decrease (increase) in other receivables         (116,093)          (478)       13,091

(Decrease) increase in shareholder loans          (77,932)       (63,268)        5,444

(Decrease) increase in trade payables             275,860         26,441       (87,794)

(Decrease) increase in other payables              52,504         29,732         9,514
                                                  --------       --------      ---------

 Total adjustments                                (29,740)       (47,335)      (11,581)
                                                  --------       ---------     ---------

                                                    (£716)      (£17,603)      £17,202
                                                  ========       =========     =========

-Continued-

                      Year
                      Ended
                   December 31,
                  ---------------

              2000           1999
             ------          -----
                         (Predecessor)

           Convenience translation into U.S. $
          -------------------------------------

           $ 43,316          $ 37,369
          ----------         ---------

           (244,894)          (59,346)
           (173,273)             (714)
           (116,317)         (103,840)

            411,732            39,464
             78,365            44,376
          ----------         ---------

            (44,387)          (80,060)
          ----------         ---------

            ($1,071)         ($42,691)
          ==========         =========

                                       F-7

                           Xfone, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -    Organization and Nature of Business

A. Xfone, Inc. ("Xfone") was incorporated in Nevada, U.S.A. in September, 2000 and is a provider of long distance voice and data telecommunications services, primarily in the United Kingdom. The financial statements consolidate the operations of Xfone and Swiftnet, Limited. ("Swiftnet") (the
   "Predecessor"), its wholly owned U.K. subsidiary, (collectively the
   "Company") from January 1, 2000 through December 31, 2000 (see Note 3).

B. The financial statements of the Company have been prepared in Sterling
   (""") since the currency of the prime economic environment in which the operations of the Company are conducted in the UK. Transactions and balances denominated in Sterling are presented at their original amounts. Transactions and balances in other currencies are translated into Sterling in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52 of the U.S.
   Financial Accounting Standards Board ("FASB"). Accordingly, items have been translated as follows: Monetary items - at the exchange rate effective at the balance sheet date. Non-monetary items - at historical exchange rates.
   Revenues and expense items - at the exchange rates in effect at the date of recognition of those items (excluding depreciation and other items deriving from non-monetary items). Exchange gains and losses from the aforementioned translation are included in financing expenses, net.

C. The financial statements as of December 31, 2000 have been translated into U.S. dollars using the rate of exchange of the U.S. dollar at December
   31, 2000. The translation was made solely for the convenience of the readers. It should be noted that the £ figures do not necessarily represent the current cost amounts of the various elements presented and that the translated U.S. dollars figures should not be construed as a representation that the £ currency amounts actually represent, or could be converted into,
   U.S. dollars. The representative rate of exchange of the £ at December 31,
   2000 was U.S. $1 = £0.670.

                                       F-8

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 2 -    Pooling of Interests

On October 4, 2000 Xfone acquired Swiftnet Ltd. ("Swiftnet") in a business combination accounted for as a pooling of interests. Swiftnet, which engages in the telecommunications industry, became a wholly owned subsidiary of Xfone through the exchange of 2,400,000 shares of the company's common stock for all of the outstanding stock of Swiftnet. From September 7, 2000, date of formation, through October 4, 2000, date of combination, the Company had minimal operating activity. The accompanying financial statements for 2000 are based on the assumption that the companies were combined for the full year and financial statements of prior years have been restated to give effect to the combination.

Summarized results of operations of the separate companies for the period from
January 1, 2000 through September 30, 2000 and for the year ended December 31,
2000 are as follows:

                                                                                         Year Ended
                                                                                     December 31, 2000

                                             January 1, - September 30, 2000
                                            Xfone                    Swiftnet      Xfone            Swiftnet
                                          --------                 -----------    -------          ---------
       Net sales                               0                     972,016          0            1,354,746
                                           ========                 =========      ======          =========
   Net income                                  0                      43,649          0               69,559
                                           ========                 =========      ======          =========

                                       F-9

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 3 -    Significant Accounting Policies

The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

A. Principles of Consolidation and Basis of Financial Statement Presentation -
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP)
and include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

B. Allowance for Doubtful Accounts

The allowance is determined based upon management's evaluation of receivables doubtful of collection on a specific basis. Such allowances for doubtful accounts are as follows:

                         December 31, 2000                    31,128
                         December 31, 1999 (Predecessor)      52,497

C. Equipment

Equipment is stated at cost. Depreciation is calculated by the declining balance method over the estimated useful lives of the assets. Annual rates of depreciation are as follows:

Machinery and equipment                 25%
Office furniture and equipment          25%
Motor vehicles                          25%

D. Revenue Recognition

The Company's source of revenues results from charges to customers for the call minutes they use while on the Company's telecommunications system. Such revenues are recognized at the time this service is rendered.

                                      F-10

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 3 -    Significant Accounting Policies (Cont.)

E. Revenue Recognition (cont.)

Management believes that the Company's revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin
No. 101, "Revenue Recognition in Financial Statements" (SAB 101).

F. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

G. Earnings Per Share

Earnings per share are calculated and reported in accordance with Statement of
 Financial Accounting StandardsNo. 128, Earnings Per Share ("EPS") ("SFAS 128").
Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                                      F-11

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 4 -    Prepayments and Other Receivables

                                          December 31,           December 31,            December 31,
                                       2000         1999            2000                     1999
                                     -------       --------       -----------             -----------
                                                (Predecessor)                            (Predecessor)

                                                                                         Conversion in US$
                                                                                        -----------------
            Professional fees       £118,803          £-            $177,316                 $  -
            Other receivables        32,047       9,197             47,828                13,727
            Others                   22,958      15,078             34,264                22,504
                                  ----------    --------         -----------            ---------
                                    £173,808      £24,275           $259,408               $36,231
                                  ==========    ========         ===========            =========

Note 5 -    Loan to Shareholder

The Company has a non-interest bearing demand loan to a shareholder and such shareholder has issued a promissory note for "136,779 payable in ten equal installments of £13,678 beginning January 1, 2002, and ending on January 1,
2011. The note is non-interest bearing.

                                      F-12

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                                                         December 31,    December 31,    December 31,    December 31,
                                                             2000            1999            2000           1999
                                                                        (Predecessor)                   (Predecessor)

Note 6  Fixed Assets                                                                     Convenience translation into U.S. $

 Cost
 Machinery and equipment                                  £217,737          £191,843        $324,980          $286,333
 Motor vehicles                                            35,000           35,000          52,239            52,239
 Office furniture and equipment                            45,600           44,595          66,559            68,060
                                                        ----------       ----------      ----------        -----------

                                                         £298,337        £271,438       $445,279           $405,131
                                                        ==========       ==========      ==========       ============
 Accumulated Depreciation
 Machinery and equipment                                  155,599          134,886       $232,238           $201,322

 Motor vehicles                                            15,313            8,750         22,855             13,060

 Office furniture and equipment                            40,353           38,605         60,228             57,619
                                                        ----------       ----------      ----------        -----------

                                                          211,265          182,241       $315,321           $272,001
                                                        ==========       ==========      ==========       ============

Note 7     Other Liabilities and Accrued Expenses
 Accrued professional fees                                 30,920            6,806        $46,149            $10,158
 Corporate taxes                                           20,370            4,297         30,403              6,414
 Payroll taxes                                              4,134           15,924          6,170             23,767
 Others                                                    85,569           61,462        127,715             91,734
                                                        ----------       ----------      ----------        -----------
                                                          £140,993           £88,489       $210,437           $132,073
                                                        ==========       ==========      ==========       ============

                                      F-13

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 8 -    Notes Payable

                                                              December 31,        December 31,         December 31,
                                                             --------------      --------------       --------------
                                                          2000           1999         2000                 1999
                                                                   (Predecessor)                      (Predecessor)

                                                                                          Conversion in US$
                                                                                          -----------------

  Barclays Bank - maturity 2002, annual interest         £12,511           £-         $18,673              $  -
   rate 5.83%
  First National Finance - maturity 2005, annual
   interest rate 7.16%                                   10,000           -          14,925                 -
  Newcourt - maturity 2005, annual interest rate
   7.16%                                                  9,584           -          14,304                 -
  Equipment - maturity 2002, with a balloon             --------      ---------
   payment of "17,366 and monthly payment of "350.94    --------      ---------
                                                         23,332       27,509          34824             41,058
                                                        --------      ---------      --------          ---------
                                                         55,427       27,509         82,726             41,058
   Less: current portion                                (14,751)      (4,528)       (22,016)            (6,758)
                                                        --------      ---------      --------          ---------
   Notes payable - non current                           £40,676       £22,981        $60,710            $34,300
                                                        ========      =========      ========          =========

                                      F-14

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 8 - Notes Payable (cont.)

         B.  Maturities of notes payable are as follows:

                                                             Convenience
                                                        translation into U.S. $
            December 31
            -----------
               2001                   £14,751                 $22,016
               2002                   29,092                  43,421
               2003                    4,000                   5,970
               2004                    4,000                   5,970
               2005                    3,584                   5,349
                                      --------               ---------
                                      £55,427                 $82,726
                                      ========               =========
Note 9 -  Capital Structure

Cambeltown has the option from the Company and one of its directors to purchase
500,000 additional shares of Xfone for the amount of $200,000. This transaction can be executed either by Xfone issuing new shares, or by the director selling his private shares as long as he has an adequate amount of shares, as the director will decide. This option will expire on December 31, 2005.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

                                      F-15

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

   Note 10 - Earnings Per Share

                                                                           2000
                                                                      Weighted Average

                                                           Income         Shares          Per Share
                                                        (Numerator)    (Denominator)       Amounts

 Net Income                                              £69,559
 Basic EPS:
   Income available to common stockholders               69,559         £2,880,000           £0.02
   Effect of dilutive securities                       (116,093)
     Options                                                 -             48,767              -

     Diluted EPS:
  Income available to common stockholders                £69,559         £2,928,767           £0.02

                                                                 1999 (Pro Forma) (Predecessor)

                                                                        Weighted Average

                                                            Income          Shares          Per Share
                                                         (Numerator)     (Denominator)       Amounts

  Net Income                                               £39,159
  Basic EPS:
   Income available to common stockholders                 39,159       £2,880,000            £0.01
     Options                                                   -           48,767               -
     Diluted EPS:
  Income available to common stockholders                  £39,159       £2,928,767            £0.01

                                                                 1998 (Proforma) (Predecessor)

                                                                      Weighted Average

                                                          Income           Shares            Per Share
                                                        (Numerator)     (Denominator)         Amounts

  Net Income                                            (£1,282)
  Basic EPS:
   Income available to common stockholders              (£1,282)       £ 2,880,000             £0

    Effect to dilutive securities:
    Options                                                  -             48,767              -

   Diluted EPS:
   Income available to common stockholders              (£1,282)        £2,928,767             £0

                                      F-16

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 11 - Selected Statement of Operations Data

   Year
                                                       Ended
                                                    December 31,
                                              2000      1999        1998
                                                   (Predecessor)

        A. Marketing & Selling:
        Distribution costs                 £23,353      £19,329        £19,977
        Salaries & benefits                 5,400       1,800            -
        Advertising                         1,198       9,699         7,705
        Commissions                        60,826      18,186        21,550
        Others                             21,533      10,620        10,128
                                         ---------    --------      ----------
                                         £112,310     £59,634       £59,360
                                         =========    ========      ==========
        B. General & Administrative:
        Salaries & benefits               105,386      93,970        95,206
        Rent & maintenance                 41,469      29,968        34,497
        Communications                     18,609      18,529        16,412
        Professional fees                  21,217      13,315        10,672
        Bad debts                          29,025      26,517        21,613
        Depreciation                       14,972      29,732        28,783
        Others                              5,740       1,145         6,665
                                          ---------    --------      ----------
                                          £236,418     £213,176       £213,848
                                          =========    ========      ==========

-Continued-

Year
                    Ended
                December 31,
             2000          1999
                      (Predecessor)
        Convenience translation into  U.S. $
        -------------------------------------

                   $34,856            $28,849
                     8,058              2,687
                     1,789             14,476
                    90,785             27,143
                    32,139             15,851
                  ---------          ---------
                  $167,627            $89,006
                  =========          =========

                  $157,291           $140,254
                    61,896             44,728
                    27,775             27,655
                    31,667             19,873
                    22,346             39,578
                    43,321             44,376
                     8,558              1,709
                  ---------          ---------
                  $352,854           $318,173
                  =========          =========

                                      F-17

                           Xfone, Inc. and Subsidiary

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

Note 11 - Selected Statement of Operations Data (cont.)

                                                  Year                              Year
                                                 Ended                             Ended
                                              December 31,                       December 31,
                                       2000      1998     1999              2000             1999
                                                       (Predecessor)                    (Predecessor)

                                                                             Convenience translation into U.S. $

C. Financing Expenses, Net:
Bank interest & charges             £15,556      £4,419     £2,665           $23,218            $6,596
Hire purchase interest               1,919      1,611     1,238             2,864             2,404
Foreign currency exchange           (5,658)       508        (3)           (8,445)              758
Other interest and charges             149         -          -               222                -
Interest on overdue tax                 50         38        92                75                57
                                  ----------   ---------  ---------      ----------         ----------

                                   £12,016      £6,576     £3,992           $17,934            $9,815
                                  ==========   =========  =========      =========          ==========

Note 12  Related Party Transactions

                                                     Year                     Year
                                                    Ended                     Ended
                                                  December 31,               December 31,
                                             2000    1999    1998        2000          1999
                                                   (Predecessors)                 (Predecessors)
                                                                      Convenience translation into U.S. $

Shareholders'                             £23,000   £15,045   £15,000      $ 34,328     $22,455
 salaries

Shareholders'                              £3,300    £2,100       £-        $ 4,925      $3,134
 pensions

                                      F-18

                           Xfone, Inc. and Subsidiary

Note 13 - Financial Commitments

The Company has annual rent commitments under a non-cancellable operating lease of £15,900, which terminates in December 2001.

Note 14 - Subsequent Event

The Company has entered into a merger agreement with Adar Alternative Two Inc.
("Adar"), a Florida U.S.A. Corporation, whereby Adar acquires all of the outstanding common stock of Xfone. This merger is expected to be completed during 2001. For accounting purposes, the acquisition is being treated as a recapitalization of Adar with the Company as the acquirer (reverse acquisition).
Since Adar, the acquirer, is a shell company, no goodwill will be recorded on the acquisition and no pro forma information is presented in accordance with SEC
Rule 3-05.

                                      F-19

                           ADAR ALTERNATIVE TWO, INC.
                  (f/k/a SECOND ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                                TABLE OF CONTENTS

-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   Pages

Independent Auditors' Report                                                                         1

Financial Statements as of and for the period April 6, 1999 (date of incorporation) to December 31, 2000:

    Balance Sheet                                                                                    2

    Statement of Operations                                                                          3

    Statement of Stockholders' Deficit                                                               4

    Statement of Cash Flows                                                                          5

    Notes to Financial Statements                                                                    6

-----------------------------------------------------------------------------------------------------------------------------

                   [LETTERHEAD OF KINGERY, CROUSE & HOHL P.A.]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Adar Alternative Two, Inc.:

We have audited the accompanying balance sheet of Adar Alternative Two, Inc.
(the "Company"), a development stage enterprise, as of December 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the period April 6, 1999 (date of incorporation) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31,
2000, and the results of its operations and its cash flows for the period April
6, 1999 (date of incorporation) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and may require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, an insignificant amount of capital has been raised, and as such there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery, Crouse & Hohl P.A.

January 3, 2001
Tampa, FL.

                           ADAR ALTERNATIVE TWO, INC.
                  (f/k/a SECOND ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                      BALANCE SHEET AS OF DECEMBER 31, 2000

------------------------------------------------------------------------------------------- --- ------------
------------------------------------------------------------------------------------------- --- ------------

TOTAL ASSETS                                                                                $             0
                                                                                            === ============
                                                                                            === ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES- Accrued expenses                                                               $          750
                                                                                            --- ------------
                                                                                            --- ------------

STOCKHOLDERS' DEFICIT:
     Preferred stock - no par value -  20,000,000  shares  authorized;  0 shares issued and outstanding
                                                                                                         0
    Common stock - no par value - 50,000,000 shares
        authorized; 2,000,000 shares issued and outstanding                                             79
    Additional paid-in capital                                                                       7,000
    Deficit accumulated during the development stage                                                (7,829)
                                                                                            --- ------------

         Total stockholders' deficit                                                                  (750)
                                                                                            --- ------------

TOTAL                                                                                       $            0
                                                                                            === ============

------------------------------------------------------------------------------------------- --- ------------

                       See notes to financial statements.

                                        2

                           ADAR ALTERNATIVE TWO, INC.
                  (f/k/a SECOND ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS
              for the period April 6, 1999 (date of incorporation)
                              to December 31, 2000

--------------------------------------------------------------------------------------- -- ----------------
--------------------------------------------------------------------------------------- -- ----------------

REVENUES                                                                                $           95,000

EXPENSES (substantially all related party):
   Professional fees                                                                    $          102,750
   Organizational costs                                                                                 79
                                                                                        -- ----------------

NET LOSS                                                                                $            7,829
                                                                                        == ================

NET LOSS PER SHARE:
   Basic and diluted                                                                    $                0
                                                                                        == ================
   Weighted average number of shares - basic and diluted                                         1,000,000
                                                                                        == ================

--------------------------------------------------------------------------------------- -- ----------------

                       See notes to financial statements.

                                        3

                           ADAR ALTERNATIVE TWO, INC.
                  (f/k/a SECOND ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
              for the period April 6, 1999 (date of incorporation)
                              to December 31, 2000

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                                                                                              Deficit
                                                                                            Accumulated
                                                                            Additional       During the
                                                     Common Stock            Paid-in        Development
                                                   Shares        Value       Capital          Stage              Total
                                                -------------  ----------  ------------  -----------------   --------------

Balances, April 6, 1999 (date
  of incorporation)                                        0        $  0         $   0            $     0           $    0

Proceeds from the issuance
  of common stock                                  2,000,000          79                                                79

Contributed capital in consideration
   for services rendered                                                         7,000                               7,000

Net loss for the period
  April 6, 1999 (date of incorporation)
  to December 31, 2000                                                                            (7,829)          (7,829)
                                                -------------  ----------  ------------  -----------------   --------------
                                                -------------  ----------  ------------  -----------------   --------------

Balances, December 31, 2000                        2,000,000       $  79       $ 7,000         $  (7,829)         $  (750)
                                                =============  ==========  ============  =================   ==============
                                                =============  ==========  ============  =================   ==============

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                       See notes to financial statements.

                                        4

                           ADAR ALTERNATIVE TWO, INC.
                  (f/k/a SECOND ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
              for the period April 6, 1999 (date of incorporation)
                              to December 31, 2000

----------------------------------------------------------------------------------------------- --- --------------
----------------------------------------------------------------------------------------------- --- --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                                    $        (7,829)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Increase in accrued expenses                                                                      750
          Non-cash expenses                                                                               7,000
                                                                                                --- --------------
                                                                                                --- --------------
NET CASH USED IN OPERATING ACTIVITIES                                                                        (79)
                                                                                                --- --------------

CASH FLOWS FROM FINANCING ACTIVITIES-
      Issuance of common stock                                                                               79
                                                                                                --- --------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                                        0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                                 0
                                                                                                --- --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                         $             0
                                                                                                === ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
      Interest and taxes paid                                                                    $             0
                                                                                                === ==============

----------------------------------------------------------------------------------------------- --- --------------
----------------------------------------------------------------------------------------------- --- --------------

                       See notes to financial statements.

                                        5

                           ADAR ALTERNATIVE TWO, INC.
                  (f/k/a SECOND ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Adar Alternative Two, Inc., f/k/a Second Enterprise Service Group, Inc.,
(the "Company") was incorporated under the laws of the state of Florida on April
6, 1999. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to investigate and, if such investigation warrants, engage in business combinations. The planned principal operations of the Company have not commenced; therefore accounting policies and procedures have not yet been established.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of approximately $8,000 for the period April 6, 1999 (date of incorporation) to December 31, 2000 and anticipates incurring continued losses.
In addition, the Company may require a significant amount of capital to commence its planned principal operations and proceed with its business plan.
Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its business plan. The Company's plans include a merger and a subsequent public offering of its common stock, however there is no assurance that they will be successful in their efforts to raise capital. This factor, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                        6

NOTE C - INCOME TAXES

During the period April 6, 1999 (date of incorporation) to December 31, 2000, the Company recognized losses for both financial and tax reporting purposes.
Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

At December 31, 2000, the Company had a net operating loss carryforward of approximately $800 for tax purposes. The carryforward will be available to offset future taxable income through the year ended December 31, 2020. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because the Company established a valuation allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109.

NOTE D - RELATED PARTY TRANSACTIONS

During the period April 6, 1999 (date of incorporation) to December 31, 2000, the Company's president provided various management and administrative services, and a portion of his home for office space, for $1,000 per quarter. These services and office space provided have been recorded as contributed capital.

NOTE E - LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128
"Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98
("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no common equivalent shares outstanding during the period April 6, 1999 (date of incorporation) to December 31, 2000; as such, basic and diluted net loss per share are identical.

NOTE F - PROPOSED MERGER

The Company has entered into a merger agreement with Xfone, Inc.. which it anticipates will close in the year 2001. In conjunction with the merger the
Company has agreed to effect an exchange of shares whereby the current shareholders of the Company may retain four percent (4%) of the number of shares outstanding after such closing and will be paid approximately $135,000 for expenses and services related to the merger. During 2000, $85,000 of this fee was paid to the shareholders of the Company.

--------------------------------------------------------------------------------

                                        7

                                    APPENDIX
                       Dissenters' Rights under Nevada Law

     NRS 92A.300  Definitions.  As used in NRS  92A.300 to  92A.500,  inclusive, unless  the  context  otherwise  requires,  the words and terms  defined  in NRS
92A.305 to  92A.335,  inclusive,  have the  meanings  ascribed  to them in those sections.
     (Added to NRS by 1995, 2086)
     NRS 92A.305  "Beneficial  stockholder"  defined.  "Beneficial  stockholder"
means a person who is a beneficial  owner of shares held in a voting trust or by a nominee as the stockholder of record.
     (Added to NRS by 1995, 2087)
     NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.
     (Added to NRS by 1995, 2087)
     NRS 92A.315  "Dissenter"  defined.  "Dissenter"  means a stockholder who is entitled to dissent from a domestic  corporation's  action under NRS 92A.380 and who  exercises  that  right when and in the manner  required  by NRS  92A.400 to
92A.480, inclusive.
      (Added to NRS by 1995, 2087; A 1999, 1631)
     NRS  92A.320  "Fair  value"  defined.  "Fair  value,"  with  respect  to  a dissenter's  shares,  means  the  value of the  shares  immediately  before  the effectuation  of the  corporate  action  to  which  he  objects,  excluding  any appreciation or  depreciation  in  anticipation  of the corporate  action unless exclusion would be inequitable.
     (Added to NRS by 1995, 2087)
     NRS 92A.325  "Stockholder"  defined.  "Stockholder"  means a stockholder of record or a beneficial stockholder of a domestic corporation.
     (Added to NRS by 1995, 2087)
     NRS 92A.330 "Stockholder of record" defined.  "Stockholder of record" means the person in whose  name  shares are  registered  in the  records of a domestic corporation  or the  beneficial  owner of  shares to the  extent  of the  rights granted by a nominee's certificate on file with the domestic corporation.
     (Added to NRS by 1995, 2087)
     NRS 92A.335 "Subject corporation" defined.  "Subject corporation" means the domestic  corporation  which is the  issuer of the  shares  held by a  dissenter before the corporate action creating the dissenter's rights becomes effective or the  surviving or acquiring  entity of that issuer  after the  corporate  action becomes effective.
     (Added to NRS by 1995, 2087)
     NRS 92A.340  Computation  of  interest.  Interest  payable  pursuant to NRS
92A.300 to 92A.500,  inclusive,  must be computed from the effective date of the action  until the date of payment,  at the average  rate  currently  paid by the entity on its principal  bank loans or, if it has no bank loans,  at a rate that is fair and  equitable  under all of the  circumstances.  (Added to NRS by 1995,
2087)
     NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership  agreement of a domestic  limited  partnership or, unless  otherwise provided in the partnership  agreement,  an agreement of merger or exchange, may provide that  contractual  rights with respect to the partnership  interest of a dissenting  general or limited  partner of a domestic  limited  partnership  are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic  limited  partnership  is a constituent entity.
     (Added to NRS by 1995, 2088)
     NRS  92A.360  Rights of  dissenting  member of  domestic  limited-liability company.  The  articles of  organization  or  operating  agreement of a domestic limited-liability  company or,  unless  otherwise  provided  in the  articles of organization  or operating  agreement,  an agreement of merger or exchange,  may provide  that  contractual  rights with  respect to the interest of a dissenting member are  available  in  connection  with any merger or  exchange in which the domestic limited-liability company is a constituent entity.
     (Added to NRS by 1995, 2088)
     NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.
     1. Except as  otherwise  provided  in  subsection  2, and unless  otherwise provided  in the  articles  or bylaws,  any member of any  constituent  domestic nonprofit  corporation  who voted against the merger may,  without prior notice, but  within  30 days  after  the  effective  date  of the  merger,  resign  from membership  and is  thereby  excused  from all  contractual  obligations  to the constituent or surviving corporations which did not occur before his resignation and is thereby  entitled to those  rights,  if any,  which would have existed if there had been no merger and the  membership  had been  terminated or the member had been expelled.
     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic  nonprofit  corporation,  including,  but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its  members  only,  and no person  who is a member of a  domestic  nonprofit corporation  as a condition  of or by reason of the  ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
     (Added to NRS by 1995, 2088)
     NRS 92A.380 Right of stockholder to dissent from certain  corporate actions and to obtain payment for shares.
     1. Except as otherwise  provided in NRS 92A.370 and 92A.390,  a stockholder is entitled to dissent from,  and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
      (a) Consummation of a plan of merger to which the domestic corporation is a party:
             (1) If approval by the stockholders is required for the merger by
NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or
             (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.
      (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.
      (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
      2.  A stockholder who is entitled to dissent and obtain payment under NRS
92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
     (Added to NRS by 1995, 2087)
     NRS  92A.390  Limitations  on right of  dissent:  Stockholders  of  certain classes or series; action of stockholders not required for plan of merger.
      1.  There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
      (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
      (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
                   (I) The surviving or acquiring entity; or
                   (II) Any other entity which, at the effective date of the
plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of
Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or
             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph
(b).
      2.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
     (Added to NRS by 1995, 2088)
          NRS 92A.400 Limitations on right of dissent:  Assertion as to portions
     only  to  shares   registered  to  stockholder;   assertion  by  beneficial
     stockholder.
      1.  A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
      2.  A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
      (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
      (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
      (Added to NRS by 1995, 2089)
      NRS 92A.410  Notification of stockholders regarding right of dissent.
      1.  If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500,inclusive, and be accompanied by a copy of those sections.
      2.  If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
      (Added to NRS by 1995, 2089; A 1997, 730)
      NRS 92A.420  Prerequisites to demand for payment for shares.
      1.  If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
      (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
      (b) Must not vote his shares in favor of the proposed action.
      2.  A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
      (Added to NRS by 1995, 2089; 1999, 1631)
      NRS 92A.430  Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.
      1.  If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
      2.  The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the acquired beneficial ownership of the shares before that date;
      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
      (Added to NRS by 1995, 2089)
      NRS 92A.440  Demand for payment and deposit of certificates; retention of rights of stockholder.
      1.  A stockholder to whom a dissenter's notice is sent must:
      (a) Demand payment;
      (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
      (c) Deposit his certificates, if any, in accordance with the terms of the notice.
      2.  The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
      3.  The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
      (Added to NRS by 1995, 2090; A 1997, 730)
      NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
      1.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
      2.  The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
      (Added to NRS by 1995, 2090)
      NRS 92A.460  Payment for shares: General requirements.
      1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
      (a) Of the county where the corporation's registered office is located; or
      (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
      2.  The payment must be accompanied by:
      (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;
      (b) A statement of the subject corporation's estimate of the fair value of the shares;
      (c) An explanation of how the interest was calculated;
      (d) A statement of the dissenter's rights to demand payment under NRS
92A.480; and
      (e) A copy of NRS 92A.300 to 92A.500, inclusive.
      (Added to NRS by 1995, 2090)
      NRS 92A.470  Payment for shares: Shares acquired on or after date of dissenter's notice.
      1.  A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
      2.  To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
      (Added to NRS by 1995, 2091)
      NRS 92A.480  Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.
      1.  A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS
92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
      2.  A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
      (Added to NRS by 1995, 2091)
      NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
      1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the
60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      2.  A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
      3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:
      (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
      (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to
NRS 92A.470.
      (Added to NRS by 1995, 2091)
      NRS 92A.500  Legal proceeding to determine fair value: Assessment of costs and fees.
      1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
      2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
      3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
      4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
      5.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
      (Added to NRS by 1995, 2092)

                           Adar Alternative Two, INC.
                           --------------------------

                         PROSPECTUS/CONSENT SOLICITATION

                        5,000,000 shares of common stock

                                TABLE OF CONTENTS
                                -----------------

XFONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

COMPARISON OF RIGHTS OF ADAR ALTERNATIVE TWO STOCKHOLDERS

Dealer prospectus/consent solicitation delivery obligation
----------------------------------------------------------

Until 90 days from the date of this prospectus/consent solicitation, all dealers that effect transactions in these securities, whether or not participating in this Offering, are required to deliver a prospectus/consent solicitation.

PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Florida Business Corporation Act. Section 607.0850(1) of the Florida
Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1)
or subsection (2), or in defense of any proceeding referred to in subsection (1)
or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Articles and bylaws. The Company's Articles of Incorporation and the
Company's bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

Item 2

     1     Agreement and Plan of Merger and Reorganization

Item 3

     1    Articles of Incorporation of the Registrant.(1)
     2    Bylaws of the Registrant (1)
     3    Amended and Restated Articles of Incorporation of Registrant, to be
          effective after consummation of the proposed Merger.
     4.   Amended and Restated Bylaws of the Registrant, to be effective after consummation of the proposed Merger.

Item 4

     1     Form of Common Stock Certificate of the Registrant.(1)

Item 5

     1     Legal Opinion of Williams Law Group, P.A.

Item 8

     1     Tax Opinion of Williams Law Group, P.A.

Item 10

1.       Employment Agreement with Guy Nissenson
2.       Employment Agreement with Bosmat Houston
3.       Stock Purchase Agreement with Campbelltown Business, Ltd.
4.       Consulting Agreement with Campbelltown Business, Ltd.
5.       Contracts with MCI/WorldCom
6.       Loan agreement with Mr. Levy
7.       Contract with InTouchUK.com

Item 11

Per Share Earnings:  See financial statements.

Item 21

1.  List of subsidiaries*

Item 23

     1   Consent of Kingery Crouse and Hohl*
         2  Consent of Chaifetz & Schreiber, P.C.*
     3    Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1 and 8.1)*.

Previously Filed
*Filed Herewith

All other Exhibits called for by Rule 601 of Regulation SB are not applicable to this filing.

(1) Information pertaining to our Common Stock is contained in our Articles of
Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to:

1.File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        i.Include any prospectus required by section 10(a)(3) of the Securities
        Act;

        ii.Reflect in the  prospectus  any facts or events which,  individually or together,  represent a fundamental change in the information in the registration statement;  and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was  registered) and any deviation From the low or high end of the estimated  maximum offering range may be reflected in the form of prospects filed with the
        Commission  pursuant  to Rule 424(b) if, in the  aggregate, the changes in the  volume  and price  represent  no more than a 20%  change in the maximum  aggregate  offering price set forth in the "Calculation of
        Registration Fee" table in the effective registration  statement.

        iii.Include any additional or changed material information on the plan of distribution.

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.Respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.Supply by means of a post-effective amendment all information concerning a transaction, and we being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of
Florida, on May 14, 2001.

                                          Adar Alternative Two, INC.

                                          By: /s/  Sidney J Golub

                                            ------------------------------------
President, treasurer and director, acting as principal executive officer, principal financial officer and principal accounting officer

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE               TITLE                                       DATE

--------------------------------------------------------------------------------
/s/  Sidney J Golub     President, treasurer and director,          May 14, 2001
                        acting as principal executive officer,
                        principal financial officer and
                        principal accounting officer

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